UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Avangrid, Inc.

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2018 Notice of Annual Meeting
of Shareholders & Proxy Statement

2018 Notice of Annual Meeting of Shareholders & Proxy Statement

Letter to our Shareholders

April 27, 2018

Dear Fellow Shareholders:

It is our pleasure to invite you to attend our 2018 Annual Meeting of Shareholders. The meeting will be held at 10:30 a.m. (local time) on Thursday, June 7, 2018, at WilmerHale, 60 State Street, Boston, Massachusetts, 02109. At the Annual Meeting, we will ask you to (i) elect our Board of Directors, (ii) ratify the selection of KPMG US, LLP as the company’s independent registered public accounting firm for 2018, (iii) approve, on an advisory basis, our named executive officer’s compensation, and (iv) consider any other business that may properly come before the meeting.

You will find detailed information beginning on page 10 about the qualifications of our director nominees that demonstrate their credentials and expertise to represent your interest as a shareholder. As discussed in our Compensation Discussion and Analysis, which begins on page 40, we continue to maintain an executive compensation program that creates strong alignment between our executive’s pay and the company’s performance. The board believes our current compensation program, which is highly performance-based, incentivizes our management team to execute on our strategic goals and is strongly aligned with the interests of our shareholders. We are using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We invite you to review all of these materials.

Your vote is very important to us. At the company’s 2017 annual meeting, approximately 99% of the company’s outstanding shares were represented in person or by proxy. Whether or not you plan to attend the Annual Meeting, I urge you to promptly vote and submit your proxy electronically, by phone or, if you elected to receive paper copies of the proxy materials by mail, by following the instructions on the proxy card or voting instruction card. On behalf of our management team and directors, I would like to express our appreciation for your continued ownership of the company and thank you for your continued support and confidence in 2018.

Very truly yours,

Ignacio Sánchez Galán

Chairman of the Board

The attached proxy statement is dated April 27, 2018, and is first being made available to shareholders on or about April 27, 2018.

Notice of Annual Meeting of

Shareholders

DATE OF MEETING June 7, 2018 TIME 10:30 a.m.	PLACE WilmerHale 60 State Street Boston, Massachusetts	RECORD DATE April 13, 2018

ITEMS OF BUSINESS

1.	Election of Directors. Election to our board of 14 director nominees (Proposal One).

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection of KPMG US LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2018 (Proposal Two).

3.	Advisory Vote to Approve Executive Compensation. To approve, on an advisory basis, named executive officer compensation (Proposal Three).

4.	Other Business. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

DATE THESE PROXY MATERIALS ARE FIRST BEING MADE AVAILABLE

On or about April 27, 2018

By order of the board of directors,

R. Scott Mahoney

Senior Vice President –

General Counsel and Secretary;

Chief Compliance Officer

April 27, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 7, 2018. The     notice of annual meeting of shareholders, proxy statement and 2017 annual report are available at www.proxydocs.com/AGR.

Proxy Statement Summary

This summary highlights the proposals to be acted upon, as well as corporate governance and compensation information described in more detail in this proxy statement for our 2018 annual meeting of shareholders (the “Annual Meeting”). In addition, this summary provides a brief description of our mission, vision and values and sustainability achievements during 2017. In this Proxy Statement the terms “AVANGRID,” “company,” “we,” and “our” refer to Avangrid, Inc.

2018 Proxy Statement	1

Proxy Statement Summary

2018 Annual Meeting of Shareholders

Time and Date:	10:30 a.m. (local time), June 7, 2018	Record Date: April 13, 2018
Place:	WilmerHale 60 State Street Boston, Massachusetts
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on.
Admission:

If you plan to attend the Annual Meeting in person, you must bring photo identification to be admitted. If you are a beneficial owner, you also must bring a letter from your nominee confirming your beneficial ownership of your shares and, if you intend to vote the shares, a proxy permitting you to vote them. To request a proxy, follow the instructions at www.proxydocs.com/AGR.

For additional information about our Annual Meeting, see Frequently Asked Questions beginning on page 86.

How to Vote

It is important that your shares be represented and voted at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, please vote in advance of the meeting in the event your plans change.

For registered holders:

(Your shares are registered in your name with our transfer agent Broadridge Corporate Issuer Solutions)

BY TELEPHONE You can vote your shares toll-free by calling 1-866-509-1042

BY INTERNET You can vote your shares online at www.proxypush.com/AGR

BY MAIL Mail your signed proxy card

For beneficial owners:

(You hold your shares in a brokerage account or by a bank or other holder of record (that is, in “street name”))

BY TELEPHONE You can vote your shares toll-free by calling 1-800-454-8683

BY INTERNET You can vote your shares online at www.proxyvote.com

BY MAIL Mail your signed voting instruction form

2018 Proxy Statement	2

Proxy Statement Summary (continued)

Matters to be Voted on at our Annual Meeting

		More Information	Board Vote Recommendation	Vote Required for Approval

Proposal One	Election of Directors	Page 74	FOR each director	Nominees receiving majority of votes cast

Proposal Two	Ratification of the selection of KPMG US, LLP (“KPMG”) as our Independent Registered Public Accounting Firm for 2018	Page 75	FOR	Majority of votes cast

Proposal Three	Advisory Vote to Approve Named Executive Officer Compensation (“Say on Pay”)	Page 80	FOR	Majority of votes cast

Director Nominees

Name	Age	Director Since	Independent	Committee Memberships
Ignacio Sánchez Galán	67	2014		• Compensation, Nominating and Corporate Governance • Executive
John E. Baldacci	63	2014
Pedro Azagra Blázquez	49	2014		• Executive
Felipe de Jesús Calderón Hinojosa	55	2016	✓	• Unaffiliated
Arnold L. Chase	66	2015		• Unaffiliated
Alfredo Elías Ayub	68	2014	✓	• Compensation, Nominating and Corporate Governance • Unaffiliated
Carol L. Folt	66	2015	✓	• Audit and Compliance
John L. Lahey	71	2015	✓	• Compensation, Nominating and Corporate Governance • Executive
Santiago Martinez Garrido	49	2015
Juan Carlos Rebollo Liceaga	56	2015
José Sáinz Armada	58	2014		• Executive
Alan D. Solomont	69	2014	✓	• Audit and Compliance
Elizabeth Timm	64	2016	✓	• Audit and Compliance
James P. Torgerson	65	2015		• Executive

2018 Proxy Statement	3

Proxy Statement Summary (continued)

Avangrid Organizational Structure

Avangrid Executive Officers

Name	Age	Title
James P. Torgerson	65	Chief Executive Officer
Richard J. Nicholas	62	Senior Vice President – Chief Financial Officer
Daniel Alcain	44	Senior Vice President – Controller
Laura Beane	43	Chief Executive Officer of Avangrid Renewables, LLC (“Renewables”)
Sheila Duncan	53	Senior Vice President – Human Resources & Corporate Administration
Ignacio Estella	48	Senior Vice President – Corporate Development
Douglas A. Herling	55	President and Chief Executive Officer of Central Maine Power Company (“CMP”)
Robert D. Kump	56	President and Chief Executive Officer of Avangrid Networks, Inc. (“Networks”)
R. Scott Mahoney	52	Senior Vice President – General Counsel and Chief Compliance Officer; Secretary
Anthony Marone III	54	President and Chief Executive Officer of UIL Holdings Corporation (“UIL”)
Carl A. Taylor	53	President and Chief Executive Officer of New York State Electric & Gas Corporation (“NYSEG”) and Rochester Gas and Electric Corporation (“RG&E”)

2018 Proxy Statement	4

Proxy Statement Summary (continued)

2017 Business Highlights

We executed on the growth in our strategic plan during 2017. Highlights of our performance include:

•	Fiscal year 2017 consolidated U.S. GAAP net income of $381 million, or $1.23 per share

•	Executing on growth strategy - secured additional power purchase agreements in 2017

•

Completed the strategic review of the Gas Storage businesses during 2017 – with the sale of the Gas Storage trading business completed during March 2018 and the sale of the Gas Storage facilities expected to be completed during the second quarter of 2018

•	Named Thomson Reuters 2017 Top 100 Global Energy Leader and a Thomason Reuters Top 25 Global Multiline Utilities Honoree

Strong financial results performance

Full Year ’17 Adjusted Net Income $682M ($2.20/share)

Execution of best practices, cost management & multi-year

rate plans mitigated the impacts of low wind

EPS ($/share)	Adjusted EPS ($/share)

Executed on the growth in our strategic plan

Capital investments up 18% to $2.3B

Growth remains supported by strong credit metrics

Capital Expenditures ($M)

(2)	Includes $6m in the Gas storage businesses in FY2016 & $6M Gas storage businesses & $1M Corporate in FY 2017.

The foregoing metrics reflect our financial performance during 2017. We manage and measure our business performance with a significant focus on Adjusted Net Income and Adjusted EPS. We use these non-GAAP financial measures, among others, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries since it eliminates the impact of financing and certain non-cash charges. In addition, we present non-GAAP financial measures because they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance. See Annex A to this proxy statement for a discussion of Adjusted Net Income and Adjusted EPS, as well as a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

2018 Proxy Statement	5

Proxy Statement Summary (continued)

Sustainability Highlights

Sustainability is firmly entrenched in the values and principles that guide our company and our board of directors. We believe respect for people, safety, communities, and the environment are key priorities for our business success. This commitment is articulated in our Sustainability Policy, which has been adopted by our board of directors and is built to support the Sustainable Development Goals spearheaded by the United Nations (available at www.avangrid.com).

We focus our efforts particularly on building an affordable and clean energy supply and acting for climate change.

✓	Increase renewables installed capacity by more than 30% by 2020 (vs. 2015)

✓ ✓	Decrease intensity emission CO2/kWh by 25% by 2020 (vs. 2015) Being CO2 neutral by 2035

Key sustainability achievements in 2017:

•	6.5 GW of installed renewable capacity in 22 states. Our renewables business is among the top three wind operators in the United States.

•

90% of our generation capacity in 2017 was emission free. In 2017, we achieved a carbon dioxide emissions intensity of 53 g CO2/kWh, which is an 8% reduction compared to 2016, eight times lower than the U.S. utility average, as reported by the U.S. Energy Information Administration.

•	CDP climate score of “A-”. One of only 5 U.S. utilities receiving the top score of A- in the utilities sector.

•	2017 Newsweek Green Rankings. The only energy company and one of only seven companies in the world that earned more than 60% of their revenues from environmentally beneficial product and services.

For more information about our economic, social, and environmental goals and achievements during 2017 we encourage you to read the company’s Sustainability Report for 2017 (available at www.avangrid.com).

2018 Proxy Statement	6

Proxy Statement Summary (continued)

Mission, Vision and Values

Our 12 values

Our foundation of success is built on 12 values centered on our commitment to quality, security and reliability.

SUSTAINABLE CREATION OF VALUE AVANGRID embraces a long-term vision of shareowner and employee wealth that achieves a better future without compromising present results.	DEVELOPMENT OF WORKFORCE Employees are a strategic asset who are provided with a good working environment, including development, training, and equal opportunities.	SOCIAL COMMITMENT AVANGRID positively affects local economic development, generates employment and gives back to the community, seeking the sustainable development of its community partners.

GOOD CORPORATE GOVERNANCE AND TRANSPARENCY AVANGRID engages with stakeholders in corporate life within a framework of transparency and a solid corporate governance system.

INNOVATION

As leaders of innovation in the energy sector, AVANGRID incorporates new technologies and business models for the sustainable development of our Networks and Renewables businesses, with a focus on the Utility of the Future.

CUSTOMER FOCUS AVANGRID prioritizes the needs and expectations of customers. This dedication is reflected in everything we do.

ETHICAL PRINCIPLES AVANGRID responds and adheres to generally accepted social responsibility principles and is committed to the highest ethical standards.

SAFETY AND RELIABILITY

Safety and reliability are unwavering commitments to our employees and our customers. We continue to seek and implement best practices in occupational health to create a safe work environment for our employees and to build a robust and reliable system for our customers.

SENSE OF BELONGING AVANGRID involves all stakeholders through continuous and constructive dialogue that gauges expectations, builds strong bonds and generates a sense of trust and belonging.

RESPECT FOR THE ENVIRONMENT Development of clean energy and respect for the environment are pillars of our energy production model and our operations.	QUALITY A rigorous process to ensure quality is essential in creating value for everyone involved with the company.	INSTITUTIONAL LOYALTY AVANGRID’s relations with public authorities are based on respect for the law, professionalism, collaboration, and good faith.

2018 Proxy Statement	7

Proxy Statement Summary (continued)

Executive Compensation Highlights

Our executive compensation program is designed to effectively reward performance, while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate the most qualified professionals in a way that aligns with our long-term business goals and values, without motivating or rewarding excessive risk-taking. At our 2017 annual meeting, over 99% of the votes cast were in favor of our named executive officer compensation.

The key elements of our program are:

•	Base salary

•	Annual cash incentive; and

•	Long-term equity incentive.

What We Do	What We Don’t Do

Engage independent compensation consultant	No guaranteed annual salary increases or incentive payments

Use variable pay and long-term equity incentive awards as substantial portion of total compensation	No new tax gross-ups

Robust stock ownership guidelines with an equity retention requirement for CEO and executive officers	No hedging, pledging or short sale transactions

Four-year equity vesting periods	No single trigger change of control arrangements

Engage shareholders on executive compensation matters and consider prior year’s “say on pay” vote	No new stock option awards or stock option repricing

Clawback of executive compensation paid in the event of certain acts of misconduct	No excessive perquisites

For a detailed discussion of our executive compensation program, please see the “Compensation Discussion and Analysis” beginning on page 40.

2018 Proxy Statement	8

Proxy Statement Summary (continued)

Corporate Governance Highlights

We believe that effective corporate governance is not a one-size-fits all approach. We carefully consider our corporate governance practices to ensure that they are appropriately tailored to our business and promote the long-term interest of our shareholders. Our corporate governance system includes a proactive engagement process. We encourage constructive dialogue with and feedback from all our shareholders to help shape our governance practices.

Highlights of our corporate governance include:

✓ Named 2017 North American utility with the best corporate governance for 2nd consecutive year by Ethical Boardroom publication
✓ Implemented majority voting in uncontested elections of directors
✓ A majority (i.e., 8 out of 14) directors are not affiliated with our controlling shareholder, Iberdrola, S.A.
✓ Refreshed Corporate Governance System reflecting best practices with clarity, consistency and alignment
✓ Robust shareholder engagement program
✓ Majority independent compensation, nominating and corporate governance committee
✓ Audit and compliance committee comprised of all independent members
✓ Unaffiliated committee of directors not affiliated with Iberdrola, S.A. responsible for, among other things, approving all transactions entered into between us and Iberdrola, S.A. and its affiliates
✓ Independent director to lead regular executive sessions of non-management and independent directors
✓ Annual board and committee self-assessment
✓ Annual evaluation by an independent third party of the board, audit and compliance committee, compensation, nominating and corporate governance committee, and principal subsidiary governance bodies
✓ No poison pill
✓ Annual election of directors (i.e., no staggered board)

2018 Proxy Statement	9

Directors

This section describes the experience and qualifications of our board members and how they are compensated.

2018 Proxy Statement	10

Directors

Director Nominees By the Numbers

Affiliations 57%, or 8 out of 14, of director nominees are not affiliated with Iberdrola, S.A.

Diversity Two nominees are women and seven are citizens of countries other than the United States

Tenure Average tenure: ~3.2 years

Years of service

1	2	3	4
	●	●	●
	●	●	●
		●	●
		●	●
		●	●
		●	●

Age Average age: ~62 years

Experience and Skills

2018 Proxy Statement	11

Directors (continued)

Nominees for Election Directors

The following biographies describe the skills, qualities, attributes, and experience of the nominees that led the board and the compensation, nominating and corporate governance committee to determine that it is appropriate to nominate these directors for election at the Annual Meeting. Each of the 14 nominees currently serves on the board.

Ignacio Sánchez Galán Chairman of the Board of Directors Committees: • Compensation, Nominating and Corporate Governance • Executive (Chair)	Director Since: 2014 Age: 67

EXPERIENCE

Mr. Galán has served as Chairman and CEO of Iberdrola, S.A. since 2016. Mr. Galán has also served as the chairman of the board of directors of Scottish Power Ltd., an energy company in the United Kingdom (“Scottish Power”), since 2007, and as chairman of the board of directors of Neoenergia, S.A., a Brazilian energy company (“Neoenergia”), since 2017, each subsidiaries of Iberdrola, S.A. Mr. Galán holds honorary degrees from the Universities of Salamanca, Edinburgh and Strathclyde, where he is a visiting professor, and is Chairman of the Social Council of the University of Salamanca and a Patron of the Comillas-ICAI University Foundation. He is also on the Presidential CEO Advisory Board of Massachusetts Institute of Technology (MIT). He is a member of the Electricity Cluster at the World Economic Forum (Davos), which he chaired from 2014 to 2016, and is a member of the steering committee and board of the European Round Table of Industrialists. Mr. Galán graduated as an Industrial Engineer from the Escuela Superior de Ingeniería (ICAI) of the Universidad Pontificia Comillas (Madrid). He also holds a degree in Business Administration and Foreign Trade from ICADE of the Universidad Pontificia Comillas (Madrid) and a Degree in General Corporate Management and Foreign Trade from the Escuela de Organización Industrial (EOI) of Madrid.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Galán was selected to serve on the board because of his extensive knowledge of and expertise in the energy industry and risk management and his executive leadership experience at Iberdrola, S.A.

2018 Proxy Statement	12

Directors (continued)

John E. Baldacci Vice Chair of the Board of Directors	Director Since: 2014 Age: 63

EXPERIENCE

Mr. Baldacci has served as Senior Advisor for Economic Development & Government Relations at Pierce Atwood LLP since 2012, and has served as Chair of the board of the Northeast Midwest Institute since 2016. Mr. Baldacci served as the 73rd Governor of the State of Maine from 2003 until 2011. He previously served as director of the U.S. Department of Defense’s Military Health Care Reform Initiative from 2011 to 2012, and U.S. Representative for Maine’s 2nd Congressional District from 1995 to 2003. Mr. Baldacci is the former Chairman of the board of directors and current board member for Jobs for America’s Graduates, a national nonprofit organization that works to reduce barriers to high school graduation and help students to transition to college. Mr. Baldacci earned a B.A. in History from the University of Maine at Orono. See the section entitled “Certain Relationships and Related Party Transactions—Other Relationships” in this proxy statement for additional information about Mr. Baldacci.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Baldacci was selected to serve on the board because of his extensive experience in economic development and government regulations.

Pedro Azagra Blázquez COMMITTEES: • Executive	Director Since: 2008 Age: 49

EXPERIENCE

Mr. Azagra Blázquez has served as the Chief Development Officer of Iberdrola, S.A. since 2008. He previously served as Director of Strategy from 1997 to 2001 and was responsible for corporate development activities of the Iberdrola group from 2001 to 2008. He served as a board member of Iberdrola México, S.A. de C.V, a subsidiary of Iberdrola, S.A. from 2014 until 2016, and currently serves as a board member of Neoenergia. Mr. Azagra Blázquez has served as Professor of Corporate Finance and Mergers and Acquisitions at Universidad Pontificia de Comillas, Madrid, Spain since 1998. Before joining the Iberdrola Group he worked at Morgan Stanley in London and New York in the investment banking division in advisory, equity and debt transactions. He earned a business degree and a law degree from Universidad Pontificia de Comillas and a M.B.A. from the University of Chicago.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Azagra Blázquez was selected to serve on the board because of his extensive knowledge of the utilities industry, capital markets and finance, corporate strategy, and the international business environment.

2018 Proxy Statement	13

Directors (continued)

Felipe de Jesús Calderón Hinojosa COMMITTEES: • Unaffiliated (Chair)	Director Since: 2016 Age: 55

EXPERIENCE

President Calderón served as the 56th President of Mexico from 2006 to 2012. Since 2012, President Calderón has served as the Chair of The Global Commission on the Economy and Climate. President Calderón also serves as a member of the Policy Advisory Council of the World Business Council for Sustainable Development, president of the Sustainable Human Development Foundation, a member of the board of directors of the World Resources Institute, a member of the visiting committee at the John F. Kennedy School of Government of Harvard University, and as president of the Environment and Sustainability Commission Fédération Internationale de l’Automobile. President Calderón has a law degree from the Escuela Libre de Derecho, a master’s degree in economics from the Instituto Tecnológico Autónomo de México and a master’s degree in public administration from the John F. Kennedy School of Government at Harvard University.

Particular experience, attributes or skills that qualify candidate for board membership:

President Calderón was selected to serve on the board because of his extensive executive leadership experience and his expertise and experience in economic development, sustainability, and government regulations.

Arnold L. Chase COMMITTEES: • Unaffiliated	Director Since: 2015 Age: 66

EXPERIENCE

Mr. Chase currently serves as President and a Director of Gemini Networks, Inc. and Managing Member of Chase Enterprises Holding LLC, Hartford, Connecticut, both of which are privately owned investment holding companies. Mr. Chase previously served as a Director of UIL Holdings Corporation (“UIL”) from 1999 to 2015 and served as the chair of the retirement benefits plans investment committee. Mr. Chase is also a trustee of Connecticut Public Broadcasting, Inc. and Talcott Mountain Science Center and a member of the board of directors of Hartford Hospital. Mr. Chase holds a Bachelor of Science degree in business administration from Babson College.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Chase was selected to serve on the board because of his technical background and familiarity with the federal and state regulatory process.

2018 Proxy Statement	14

Directors (continued)

Alfredo Elías Ayub COMMITTEES: • Compensation, Nominating and Corporate Governance Committee (Chair) • Unaffiliated	Director Since: 2014 Age: 68

EXPERIENCE

Mr. Elías Ayub is currently the president of the board of directors of Promociones Metropolis, S.A. de C.V. From 2012 to 2015, Mr. Elías Ayub served as a director of Arcos Dorados Holdings Inc. (NYSE: ARCO). Mr. Elías Ayub previously served as chief executive officer and a director of Federal Electricity Commission, a Mexican state owned electricity company, from 1999 to 2011 and held a number of positions in the state owned industry and energy sector including Deputy Minister of Mines and Basic Industry and Deputy Energy Minister. He previously served as deputy director and director of Universidad Anáhuac’s Engineering School from 1978 to 1981 and a member of the Dean of Students Board of Advisors of Harvard University Business School from 2010 to 2013. Mr. Elías Ayub earned a degree in Civil Engineering from Universidad Anáhuac, in Mexico City, and a M.B.A. from Harvard University.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Elías Ayub was selected to serve on the board because of his executive leadership experience and his extensive expertise in the energy and natural resources industries, risk management, and the international business environment.

Carol L. Folt COMMITTEES: • Audit and Compliance	Director Since: 2015 Age: 66

EXPERIENCE

Ms. Folt has been a member of the board of directors and president of the University of North Carolina at Chapel Hill since 2013. Ms. Folt became the 11th Chancellor of the University of North Carolina at Chapel Hill and its 1st female leader on July 1, 2013. Ms. Folt previously served as interim president of Dartmouth College from 2012 to 2013 and provost from 2009 to 2012, among other roles, and was on the faculty in Biology. She holds tenured appointments in the faculties of Biological Sciences and the School of Global Public Health at the University of North Carolina. Ms. Folt earned a bachelors and masters of arts at the University of California, Santa Barbara, and a Ph.D. from the University of California, Davis.

Particular experience, attributes or skills that qualify candidate for board membership:

Ms. Folt was selected to serve on the board because of her scientific contributions, leadership experience, and financial knowledge.

2018 Proxy Statement	15

Directors (continued)

John L. Lahey COMMITTEES: • Compensation, Nominating and Corporate Governance • Executive	Director Since: 2015 Age: 71

EXPERIENCE

Mr. Lahey currently serves as President of Quinnipiac University in Hamden, Connecticut, a private, coeducational university. Mr. Lahey has also served as a director of Independence Holding Company (NYSE: IHC) since 2006. Mr. Lahey previously served as a Director of UIL from 1994 to 2015, and as its non-executive chair from 2010 until 2015. Mr. Lahey is also a trustee of Yale-New Haven Hospital and a director of the Yale New Haven Health System, The NYC Saint Patrick’s Day Parade, Inc., Standard Security Life Insurance Company of New York, and Alliance for Cancer Gene Therapy. Mr. Lahey holds bachelor’s and master’s degrees from the University of Dayton, a master’s degree from Columbia University, and a Ph.D. from the University of Miami.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Lahey was selected to serve on the board of because of his expertise in strategic decision-making and communications, financial knowledge, and executive leadership and public company director experience.

Santiago Martinez Garrido	Director Since: 2015 Age: 49

EXPERIENCE

Since 2016 Mr. Martinez Garrido has served as the Head of Legal Services for Iberdrola, S.A., and served as Deputy Secretary of the Iberdrola, S.A. board of directors since 2015. Mr. Martinez Garrido also currently serves as a member of the board of Neoenergia. Previously, he served as Head of Corporate Legal Services of Iberdrola, S.A. and director, legal counsel, and secretary of the board of directors of Iberdrola Renovables, S.A. Before joining Iberdrola, S.A., Mr. Martinez Garrido served as Chief of Staff of the Minister of Justice of Spain and of the Justice Secretary of State of Spain from 2000 to 2004. Mr. Martinez Garrido has served as the secretary of the board of trustees of the Royal Academy of Jurisprudence and Legislation in Madrid since 2014. Mr. Martinez Garrido is a State Lawyer and has a degree in Law from Universidad Complutense in Madrid, a degree in Business Studies from Colegio Universitario San Pablo in Madrid and a PhD from Universidad Autónoma de Barcelona.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Martinez Garrido was selected to serve on the board because of his extensive legal experience and his executive legal position at Iberdrola, S.A.

2018 Proxy Statement	16

Directors (continued)

Juan Carlos Rebollo Liceaga	Director Since: 2015 Age: 56

EXPERIENCE

Since 2010 Mr. Rebollo Liceaga has been Administration and Control Director of Iberdrola, S.A. Mr. Rebollo Liceaga also currently serves as a member of the board and the audit committee of Iberdrola España, S.A., Neoenergia, and Scottish Power. Prior to joining Iberdrola, S.A., Mr. Rebollo Liceaga worked at Arthur Andersen. Mr. Rebollo Liceaga holds a degree in Business Administration from the Universidad Comercial de Deusto.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Rebollo Liceaga was selected to serve on the board because of his expertise in public company finance, accounting, strategic planning, and risk management and his executive position at Iberdrola, S.A.

José Sáinz Armada COMMITTEES: • Executive	Director Since: 2014 Age: 58

EXPERIENCE

Mr. Sáinz Armada has been the Chief Financial and Resources Officer of Iberdrola, S.A. since 2015. Previously, Mr. Sáinz Armada served as Chief Financial Officer from 2004 to 2015. Mr. Sáinz Armada also serves as a member of the board of Scottish Power and Neoenergia. Before joining Iberdrola, S.A., Mr. Sáinz Armada started his professional career at JP Morgan. He then held different positions at Corporación Bancaria de España including serving as its chief financial officer from 1996 to 2000 and then moved to Banco Bilbao Vizcaya Argentaria (“BBVA”), where he was general manager of Asset Management from 2001 to 2002, and managing director of Corporate Value of BBVA from 2000 to 2001. Mr. Sáinz Armada earned a degree in Law and Business Administration from the Catholic Institute of Business Administration from the Universidad Pontificia de Comillas Madrid and a M.B.A. from INSEAD in Fontainebleau, France.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Sáinz Armada was selected to serve on the board because of his extensive experience in finance, corporate strategy, and strategic planning and his executive position at Iberdrola, S.A.

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Directors (continued)

Alan D. Solomont COMMITTEES: • Audit and Compliance (Chair)	Director Since: 2014 Age: 69

EXPERIENCE

Mr. Solomont has served as Pierre and Pamela Omidyar Dean of the Jonathan M. Tisch College of Civic Life at Tufts University since January 2014. Mr. Solomont has also served on the board of directors of MAPFRE U.S.A. Corp., the U.S. subsidiary of MAPFRE S.A., since February 2014, and as the chairman of the board of directors of the Spain-U.S. Chamber of Commerce since 2013. He served as United States Ambassador to Spain and Andorra from 2009 to 2013. Prior to his posting to Madrid, he was a member of the bipartisan board of directors of the Corporation for National and Community Service beginning in 2000, and he was elected chair in 2009. Mr. Solomont has a B.A. in political science and urban studies from Tufts University and a B.S. in nursing from the University of Massachusetts Lowell.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Solomont was selected to serve on the board because of his extensive experience in the nonprofit industry and background in public service.

Elizabeth Timm COMMITTEES: • Audit and Compliance	Director Since: 2016 Age: 64

EXPERIENCE

Ms. Timm serves as chair of the board of directors of the Girl Scouts of Maine and as a board member of the Olympia Snowe Leadership Institute and the University of Maine System. She also serves as a member of the Boston Club and its corporate board committee and the leadership counsel of Let’s Get Ready, and as the treasurer of the Maine chapter of the Internal Women’s Forum. Most recently she was a management and financial consultant for RE/MAX By the Bay in Portland until December 2015. From 1998 until 2012, Ms. Timm served as the Maine Market President of the Bank of America (NYSE: BAC) and its predecessor company, Fleet Bank. Ms. Timm served as an independent director of Networks, a wholly-owned subsidiary of the company, and chair of the Networks audit and compliance committee from March 2015 until her election to our board. Ms. Timm holds a Bachelor of Arts degree in Psychology from the University of Maine and an M.B.A. in Business from the University of Southern Maine.

Particular experience, attributes or skills that qualify candidate for board membership:

Ms. Timm was selected to serve on the board because of her financial and business expertise and executive leadership experience.

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Directors (continued)

James P. Torgerson COMMITTEES: • Executive	Director Since: 2015 Age: 65

EXPERIENCE

Mr. Torgerson has served as the Chief Executive Officer and as a director of AVANGRID since December 2015. Mr. Torgerson had been president and chief executive officer and a director of UIL since 2006. Prior to 2006, Mr. Torgerson was president and chief executive officer of Midwest Independent Transmission System Operator, Inc. He is a trustee of the Yale-New Haven Hospital, a director of Yale New Haven Health System, board and executive committee member of the Edison Electric Institute and the American Gas Association, and trustee of the Hartford Bishops’ Foundation. Mr. Torgerson is the former chairman and a director of the Connecticut Business and Industry Association and chairman of the Connecticut Institute for the 21st Century. Mr. Torgerson holds a bachelor’s of business administration degree in accounting from Cleveland State University.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Torgerson was selected to serve on the board because of his considerable public company financial, accounting and executive leadership experience and expertise in utility operations and ratemaking.

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Directors (continued)

Director Compensation

Members of the board who are not employees of AVANGRID or Iberdrola, SA. (the “unaffiliated directors”) received compensation for their board service, which is reviewed annually by the compensation, nominating and corporate governance committee. For 2017, the board determined the form and amount of director compensation described below after reviewing the compensation, nominating and corporate governance committee’s recommendation. In 2017, unaffiliated directors received an annual cash retainer of $140,000. In 2017, the vice chair of the board of directors received an additional annual cash retainer of $60,000; the chair of each of the audit and compliance, compensation, nominating and corporate governance, and unaffiliated committees received an additional cash retainer of $30,000; and each non-employee director that was a member of one or more committee of the board received an additional cash retainer of $30,000. All retainers are paid in quarterly installments.

The following table shows information regarding the compensation earned or paid during 2017 to each non-employee director serving on the AVANGRID board during 2017. Messrs. Galán, Azagra Blázquez, Martinez Garrido, Rebollo Liceaga, Sáinz Armada, and Torgerson did not receive any compensation for their respective service as members of the board.

Name	Fees Earned or Paid in Cash ($)	Total ($)
John E. Baldacci	200,000	200,000
Felipe de Jesús Calderón Hinojosa	200,000	200,000
Arnold L. Chase	170,000	170,000
Alfredo Elías Ayub	200,000	200,000
Carol L. Folt	170,000	170,000
John L. Lahey	170,000	170,000
Alan D. Solomont	200,000	200,000
Elizabeth Timm	170,000	170,000

At its meeting on February 15, 2018, after reviewing the compensation, nominating and corporate governance committee’s recommendation, the board determined to maintain the same form and amount of director compensation from 2017 for 2018.

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Corporate Governance

This section describes our corporate governance system and the role and structure of our board.

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Corporate Governance

Corporate Governance System

AVANGRID’s corporate governance system is integral to the company’s corporate mission and the creation of sustainable value for society, customers, and shareholders. Reflecting the mission, vision and values of the Iberdrola group, AVANGRID’s corporate governance system is inspired by and based upon a commitment to ethical principles, transparency, and leadership in the application of best practices in good governance and is designed to be a working structure for principled actions, effective decision-making, and appropriate monitoring of both compliance and performance. AVANGRID’s charter, by-laws, corporate policies, the internal corporate governance rules and the other internal codes and procedures approved or adopted by AVANGRID’s Board of Directors form the framework of governance of AVANGRID (the “AVANGRID Corporate Governance System”), including our corporate governance guidelines, code of business conduct and ethics, and committee charters. Reflecting our commitment to continuous improvement and best practices, the Board, upon the recommendation of the compensation, nominating and corporate governance committee, approved an extensive refreshment of the AVANGRID Corporate Governance System to incorporate best practices and increase clarity, consistency and alignment across AVANGRID and its subsidiaries. The AVANGRID Corporate Governance System, including our corporate governance guidelines, code of business conduct and ethics, and committee charters are publicly available in the Corporate Governance section of AVANGRID’s website at www.avangrid.com.

Board Leadership Structure

The AVANGRID Corporate Governance System allows the flexibility to separate or consolidate the positions of chairman of the board and chief executive officer. The board currently believes that separating the roles of chairman and chief executive officer allows for better alignment of corporate governance with shareholder interests and aids in the board’s oversight of management and the board’s ability to carry out its roles and responsibilities on behalf of AVANGRID’s shareholders. The board also believes that the separation of the roles of chairman and chief executive officer allows the chief executive officer to focus more of his time and energy on operating and managing the company and leverages the chairman’s experience in the energy industry. The board periodically reviews its leadership structure to determine whether it continues to serve AVANGRID and its shareholders.

The Controlled Company Exemption

AVANGRID is a “controlled company” within the meaning of the rules of the NYSE because Iberdrola, S.A. owns more than 50% of the company’s outstanding shares of common stock. Consequently, AVANGRID is not required to comply with certain of the NYSE listed company requirements, such as the requirement to have a majority of “independent” directors on AVANGRID’s board of directors, or the requirement to have compensation and nominating/corporate governance committees comprised of “independent” directors. Nonetheless, the board has established a compensation, nominating and corporate governance committee and an unaffiliated committee each comprised of a majority of independent directors to assist the board in exercising its oversight responsibilities.

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Corporate Governance (continued)

Director Independence

Due to AVANGRID’s status as a “controlled company,” we rely on exemptions from the rules of the NYSE that would otherwise require that our board of directors be comprised of a majority of “independent” directors as defined under the rules of the NYSE. AVANGRID is also required to have an “independent” audit committee under the NYSE’s listed company requirements. See the section entitled “Corporate Governance–Audit and Compliance Committee” for additional information.

The board has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, including family relationships, the board has determined that each of Mmes. Folt and Timm and Messrs. Calderón, Elías Ayub, Lahey, and Solomont do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NYSE. In making these determinations, the board considered the current and prior relationships that each non-employee director has with the company and all other facts and circumstances the board deemed relevant in determining their independence, including the beneficial ownership of the company’s securities by each non-employee director, and the transactions involving them described in the section entitled “Corporate Governance–Certain Relationships and Related Party Transactions.”

Board Meetings and Committees

During 2017, the board held seven meetings. Each director attended at least 75 percent of the meetings of the board of directors and the committees on which he or she served during 2017. It is our policy to schedule board and committee meetings to coincide with the annual meeting of shareholders, and directors are expected to attend the annual meeting of shareholders. All directors attended our 2017 annual meeting of shareholders.

Our board has the authority to appoint committees to perform certain management and administration functions. The board has an audit and compliance committee, compensation, nominating and corporate governance committee, executive committee, and unaffiliated committee. The composition and responsibilities of the committees are described below. Members serve on committees until their resignation or until otherwise determined by the board of directors.

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Corporate Governance (continued)

Committees Composition

The following table identifies the current membership of the board committees: audit and compliance committee; compensation, nominating and corporate governance committee; executive committee; and unaffiliated committees:

Director	Audit and Compliance Committee	Executive Committee	Unaffiliated Committee	Compensation, Nominating and Corporate Governance
Ignacio Sánchez Galán		◆		●
John E. Baldacci
Pedro Azagra Blázquez		●
Felipe de Jesús Calderón Hinojosa			◆
Arnold L. Chase			●
Alfredo Elías Ayub			●	◆
Carol L. Folt	●
John L. Lahey		●		●
Santiago Martinez Garrido
Juan Carlos Rebollo Liceaga
José Sáinz Armada		●
Alan D. Solomont	◆
Elizabeth Timm	●
James P. Torgerson		●

◆ Chair  ●  Member

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Corporate Governance (continued)

Audit and Compliance Committee

As described in more detail in its charter, the audit and compliance committee assists the board in oversight and monitoring of:

•

the selection, retention and compensation of our independent registered public accounting firm, including its qualifications, independence, and performance, and pre-approval of the scope and plans for audits, all audit engagement fees, and all permissible non-audit engagements;

•

the auditing, accounting, and financial reporting process generally and our financial statements and financial information provided to shareholders, including the review and discussion with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and annual and quarterly reports on Forms 10-K and 10-Q and related matters;

•	our system of internal controls, including the design and function of our internal audit division;

•	our compliance with legal, regulatory and public disclosure requirements; and

•	enterprise risk management, including our guidelines and policies with respect to risk assessment and risk management.

Mmes. Folt and Timm served on the audit and compliance committee during 2017, with Mr. Solomont serving as the chair. Mr. Lahey resigned from the audit and compliance committee on March 16, 2017. All members of the audit and compliance committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. In addition, the board has determined that Ms. Timm is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”) and has the requisite financial experience as defined by the NYSE corporate governance rules. The board has determined that each of the current members of the audit and compliance committee are “independent” as defined under the NYSE listing standards and under Rule 10A-3(b)(1) of the Exchange Act of 1934, as amended (the “Exchange Act”). The audit and compliance committee operates under a written charter adopted by the board in accordance with applicable rules of the NYSE and the SEC, which is available on the company’s website at www.avangrid.com. The audit and compliance committee met nine times during 2017.

Executive Committee

The executive committee is a standing committee that has and may exercise all the powers of the board when the full board is not in session, to the extent permitted by applicable law and provided that any of the authorities assigned to the audit and compliance committee or the unaffiliated may not be so delegated. Messrs. Galán, Azagra Blázquez, Lahey, Sáinz Armada, and Torgerson served on the executive committee during 2017. The executive committee held four meetings during 2017.

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Corporate Governance (continued)

Unaffiliated Committee

The unaffiliated committee was established in accordance with the shareholder agreement dated December 16, 2015, between AVANGRID and Iberdrola, S.A. (the “Shareholder Agreement”) and, among other things, is responsible for reviewing and approving all transactions entered into between the company and Iberdrola, S.A., or its affiliates and ensuring that they are entered into on an arms’ length basis. Messrs. Elías Ayub and Chase served on the unaffiliated committee during 2017, with Mr. Calderón Hinojosa serving as chair. The unaffiliated committee is comprised solely of “independent” directors; provided, however, that Mr. Chase, for so long as he is a director, is permitted to serve as a member of the unaffiliated committee irrespective of whether he qualifies as an “independent” director (as that term is defined under the rules of the NYSE). See the section entitled “Corporate Governance–Certain Relationships and Related Party Transactions” for additional information. The unaffiliated committee held two meetings during 2017.

Compensation, Nominating and Corporate Governance Committee

As described in more detail in its charter, the compensation, nominating and corporate governance committee is responsible for:

•	reviewing and approving executive officer compensation;

•	reviewing and approving (and, when appropriate, recommending to the board for approval) incentive compensation plans and equity-based plans;

•	administering the company’s incentive compensation plans and equity-based plans;

•	reviewing, and recommending to the board for approval, director compensation;

•	periodically reviewing the chief executive officer succession plan;

•	determining the qualifications, qualities, skills, and other expertise required to be a director;

•	reviewing and making recommendations to the board regarding the selection and approval of the nominees for director;

•	overseeing the company’s corporate governance policies and procedures; and

•	overseeing the board and committee annual self-evaluation.

For a description of the compensation, nominating and corporate governance committee’s processes and procedures, including the roles of the independent compensation consultant and AVANGRID’s executive officers in support of the compensation decision-making processes, see the section entitled “Executive Compensation–Compensation Discussion and Analysis.”

Messrs. Galán and Lahey served as members of the compensation, nominating and corporate governance committee during 2017, with Mr. Elías Ayub serving as the chair. Messrs. Elías Ayub and Lahey are “independent” as defined under the NYSE listing standards. The company relies on the controlled company exemption from the rules of the NYSE that would otherwise require the committee be comprised of solely “independent” directors as defined under the rules of the NYSE.

The compensation, nominating and corporate governance committee operates under a written charter adopted by the board in accordance with applicable NYSE charter requirements for both compensation and nomination/corporate

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Corporate Governance (continued)

governance committees, which is available on the company’s website at www.avangrid.com. The compensation, nominating and corporate governance committee held four meetings during 2017.

To the extent the board and compensation, nominating and corporate governance committee deem appropriate, executive compensation matters relating to or governed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or Rule 16b-3 of the Exchange Act, are delegated to a subcommittee of the compensation, nominating and corporate governance committee comprised entirely of two or more directors who qualify as “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act (the “compensation subcommittee”). Messrs. Elías Ayub and Lahey currently serve on the compensation subcommittee. The compensation subcommittee serves to (i) establish, administer, approve and certify (for the purposes of satisfying the performance-based compensation exception under Section 162(m) of the Code, to the extent still applicable) performance goals for employee compensation awards and (ii) review and approve (for purposes of Rule 16b-3 of the Exchange Act) compensation grants and awards by the company of its securities to an officer or director of the company. Prior to the payment of any compensation awarded by the compensation subcommittee, all compensation decisions by the compensation subcommittee are subject to ratification from the full board.

Executive Sessions

In accordance with our corporate governance guidelines, to ensure that non-management directors serve as an effective check on management and to encourage open discussion among such non-management directors, our non-management directors meet in executive sessions without management directors or management present on a periodic basis but no less than twice a year. Our chairman, a non-management director, presides at these meetings. In accordance with the NYSE rules, our independent directors also meet in an executive session at least once a year. President Calderón, as chair of the unaffiliated committee, presides at the executive sessions of independent directors.

Risk Management Oversight

In the normal course of its business, AVANGRID is exposed to a variety of risks, including political and regulatory risks, cybersecurity risks, and credit and investment risks. In connection with the board’s oversight function, the board oversees AVANGRID’s policies and procedures for managing risk. The audit and compliance committee of the board of directors has been delegated primary responsibility for oversight of AVANGRID’s risk management practices and reports to the board. The audit and compliance committee reviews AVANGRID’s risk assessment and regulatory compliance through the compliance and risk divisions. In addition, AVANGRID conducts risk assessments to determine the extent, if any, to which the company’s compensation programs and practices may create incentives for excessive risk-taking. For a discussion of these assessments, see the section entitled “Compensation Discussion and Analysis–Compensation and Risk.”

Annual Board Self-Assessment

The board conducts an annual assessment of the performance of the board and its committees. The purpose of this evaluation is to identify ways to enhance the effectiveness of the board, its committees and the directors. The evaluation process includes completion by directors of an anonymous questionnaire to solicit candid feedback and gather additional

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Corporate Governance (continued)

suggestions for improvement. The responses and comments of the directors are then compiled and presented to the chairman of the board of directors and the compensation, nominating and corporate governance committee. The chairman of the board of directors and the chair of the compensation, nominating and corporate governance committee then presents the results of the assessments to the full board for discussion and action.

Independent Corporate Governance Assessment

Consistent with international best practices, the company engaged PricewaterhouseCoopers Asesores de Negocio, S.L. (“PwC”) as an external advisor to assess its corporate governance practices. PwC also performs a similar assessment of the corporate governance practices of Iberdrola, S.A. and its other subsidiaries. The objective of this assessment is a review of and any recommended improvements to the operations of the board, the audit and compliance committee, and the compensation, nominating and corporate governance committee. PwC reviewed the company’s internal standards and practices and noted (i) full compliance for the board with 67 assessment indicators, of which 50 relate to the analysis of compliance with internal regulations and 17 relate to the monitoring of trends in corporate governance, (ii) full compliance for the audit and compliance committee with 25 assessment indicators, of which 22 relate to the analysis of compliance with internal regulations, and three relate to the monitoring of trends in corporate governance, and (iii) full compliance for the compensation, nominating and corporate governance committee with 22 assessment indicators, of which 17 relate to the analysis of compliance with internal regulations and five relate to the monitoring of trends in corporate governance. PwC made a similar assessment of the company’s principal subsidiary governing bodies, the Networks board of directors and audit and compliance committee and the Renewables board of directors, and concluding that the company and its principal subsidiary governance bodies were each in full compliance with all internal regulations and relevant corporate governance trends.

Compensation, Nominating and Corporate Governance Committee Interlocks and Insider Participation

Messrs. Elías Ayub, Galán and Lahey deliberated on executive compensation matters in their capacity as members of the compensation, nominating and corporate governance committee during 2017. None of these directors is, or has ever been, an officer or employee of AVANGRID or any of our subsidiaries. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our board.

Director Nomination Procedures

Our compensation, nominating and corporate governance committee is responsible for, among other things, recommending to the board nominees, including any nominees recommended by shareholders, for election at each year’s annual meeting of shareholders and, when vacancies occur, names of individuals who would make suitable directors of the company. The compensation, nominating and corporate governance committee may engage an external search firm or a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the board standing for reelection.

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Corporate Governance (continued)

Our criteria for directors are discussed in our corporate governance guidelines and our compensation, nominating and corporate governance committee charter, copies of which are available on our website at www.avangrid.com. Consistent with these guidelines, the compensation, nominating and corporate governance committee ensures that the nominees are qualified with relevant expertise, competence, experience, and training. All of the nominees must also have the time and commitment to meet their responsibilities as members of the board of directors. The compensation, nominating and corporate governance committee has no specific policy on diversity. However, the board recognizes the benefit of having directors who reflect differing individual attributes to contribute to the board’s discussion, evaluation and decision-making and considers diversity of knowledge, experience, origin, nationality, and gender. In the board’s annual performance evaluations conducted by the board and its committees, the board from time to time considers whether the members of the board reflect such diversity and whether such diversity contributes to a constructive and collegial environment.

Shareholders wishing to suggest potential candidates for membership on the board may address such information, in writing, to our Senior Vice President–General Counsel, Secretary and Chief Compliance Officer at the mailing address set forth below. The communication must identify the writer as a shareholder of the company and provide sufficient detail for the board to consider the individual’s qualifications. Nominees proposed by the company’s shareholders are evaluated and considered in the same manner as nominees recommended by any other source.

Communications with the Board

Any shareholder or interested party who wishes to communicate or request a meeting with members of the board of directors or with only non-management directors or any specified individual director may do so by writing to our Senior Vice President–General Counsel, Secretary and Chief Compliance Officer at our headquarters, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477. All communications received in accordance with these procedures will be reviewed by our legal services division who will, in consultation with our chairman of the board, determine whether the subject matter of the communication should be brought to the attention of the non-management directors, the full board, or one or more of its committees, as well as whether any response to the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

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Corporate Governance (continued)

Shareholder Engagement

As part of our efforts to continuously improve our governance system, we launched an investor outreach program in 2016 to enable management and the board to understand the issues that matter most to our shareholders and address them effectively. In 2017, we reached out to shareholders to discuss the structure of the AVANGRID Corporate Governance System, executive compensation, the skills of our directors, and our sustainability achievements. The board carefully considered shareholder feedback and took a number of actions to enhance the Corporate Governance System. These actions included the implementation of majority voting in uncontested director elections, an increase in the minimum number of independent members of the board from three to five, and an extensive refreshment of the AVANGRID Corporate Governance System to incorporate best governance practices and increase clarity, consistency and alignment across AVANGRID and its subsidiaries.

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Summer The board reviews shareholder votes at our most recent annual meeting as well as the results at other annual meetings across the nation in order to stay in touch with current governance practices Winter The compensation, nominating and corporate governance committee reviews the feedback from the fall shareholder meetings and discusses the company’s corporate governance practices in light of those discussions Spring Annual Meeting of Shareholders Fall Management meets with shareholders to discuss our corporate governance practices and listen to the concerns and priorities of our shareholders relating to the company’s corporate governance and executive compensation practices Spring Management meets again with shareholders to discuss the matters being voted on at the upcoming annual meeting

Corporate Governance (continued)

Code of Business Conduct and Ethics

AVANGRID has a code of business conduct and ethics that applies to all employees including AVANGRID’s principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers. The code is intended to provide guidance to employees and management to assure compliance with law and promote ethical behavior. In connection with its refreshment of the AVANGRID Corporate Governance System, upon the recommendation of the compensation, nominating and corporate governance committee, the board approved a new code in October 2017. The new code maintains the essential principles and standards of our prior code but was reformatted to enhance its readability and ease of use and revised to reflect best practices. Any amendment to the code, or any waivers of its requirements, will be disclosed on the company’s website at www.avangrid.com.

Review, Approval, or Ratification of Transactions with Related Persons

The board has adopted a written policy for approval of transactions between AVANGRID and its directors, director nominees, executive officers, greater than 5% beneficial owners, and each of their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year and the related party has or will have a direct or indirect interest in the transaction. A copy of this policy, the related party transaction policy, is available on the company’s website at www.avangrid.com. The policy provides that the audit and compliance committee reviews all transactions subject to the policy (other than transactions between AVANGRID and/or one of its subsidiaries, on the one hand, and Iberdrola, S.A. and/or its affiliates, on the other hand, which are subject to review by the unaffiliated committee pursuant to the Shareholder Agreement) and determines whether or not to approve or ratify those transactions. In addition, the audit and compliance committee has delegated authority to the chair of the audit and compliance committee to pre-approve or ratify transactions under certain circumstances. The policy prohibits any director from participating in any review, discussion, consideration or approval of any transaction subject to the policy for which such director or his or her family member is a related party, except that such director is required to provide all material information concerning the interested transaction to the audit and compliance committee. In reviewing transactions subject to the policy, the audit and compliance committee, or the chair of the audit and compliance committee, as applicable, considers among other factors it deems approximate:

•	the benefits to the company;
•	the impact on a director’s independence, if applicable;
•

the opportunity costs of other sources for comparable products or services, including whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances;

•	the terms of the transaction; and
•	the actual or apparent conflict of interest of the related party.

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Corporate Governance (continued)

Certain Relationships and Related Party Transactions

Relationship with Iberdrola, S.A.

Iberdrola, S.A. currently directly holds 81.5% of the outstanding shares of AVANGRID common stock. As the company’s controlling shareholder, Iberdrola, S.A. will continue to exercise significant influence over AVANGRID, including the composition of our board and any action requiring the approval of our shareholders. Transactions with the Iberdrola, S.A. relate predominantly to pass-through charges of corporate services/management fees. These corporate services are entered into on an arm’s length basis and are aimed at maximizing our operating efficiency in an efficient and flexible service model. The corporate services are provided at market quality, and subject to audit and dispute resolution procedures. In addition, we pay Iberdrola, S.A. fees for credit support, relating to parent company guarantees that Iberdrola, S.A. has provided to third parties to guarantee the performance of Avangrid Renewables Holdings, Inc. (“ARHI”) subsidiaries.

The Shareholder Agreement

On December 16, 2015, we completed the acquisition of UIL pursuant to a merger agreement. In connection with the transaction, we entered into the Shareholder Agreement on December 16, 2015 with Iberdrola, S.A. The Shareholder Agreement sets forth certain governance arrangements and contains various provisions relating to, among other things, representation on our board, minority protections that limit the disposal or transfer of shares of the company by Iberdrola, S.A., registration rights, preemptive rights and protections for us relating to affiliate transactions and business opportunities, which are described in more detail below.

•

Until December 16, 2018, Iberdrola, S.A. must cause our board to nominate and vote its shares in favor of the election of three nominees to the board who were serving as members of the board of directors of UIL immediately prior to the completion of the acquisition, one of whom was the former chief executive officer of UIL, now AVANGRID’s current chief executive officer, and two of whom were selected by AVANGRID from among UIL’s other directors (the “UIL director nominees”). Upon the death, resignation or removal of any such UIL director appointee prior to December 16, 2018, such director’s replacement will be nominated by vote of the unaffiliated committee and Iberdrola, S.A. is required to cast its votes in favor of the election of any such replacement nominated by the unaffiliated committee. Subject to this limitation, Iberdrola, S.A. has the right to designate nominees for our board of directors for so long as the combined voting power of Iberdrola, S.A. and certain of its affiliates over which it exercises control (controlled affiliates) is 50% or more; provided, however, if the combined voting power of Iberdrola, S.A. and its controlled affiliates is less than 50%, Iberdrola, S.A. will have the right to designate a number of members to our board of directors based upon Iberdrola, S.A.’s and its controlled affiliates’ combined voting power as a proportion of the total voting power of the company. Iberdrola, S.A. also has the right, subject to the above limitations, to designate replacements to fill our board of directors in the event that a vacancy is created at any time by death, disability, retirement, disqualification or removal for so long as the combined voting power of Iberdrola, S.A. and its controlled affiliates is at least 50%.

Further, as long as the combined voting power of Iberdrola, S.A. and its controlled affiliates is at least 50%, Iberdrola, S.A. is entitled to use its voting power from time to time to change the composition and size of our board of directors, subject to certain limitations.

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Corporate Governance (continued)

•

Until December 16, 2020, the company would have at least five “independent” directors (as defined in the Shareholder Agreement), and Arnold Chase and John Baldacci would be deemed to be independent directors solely for purposes of determining compliance with this obligation. Additionally, in the event of the resignation, removal or death of Mr. Baldacci and/or Mr. Chase (or their respective replacements on the board), or if Mr. Baldacci and/or Mr. Chase (or their respective replacements on the board) decide not to stand for reelection to our board or are otherwise unwilling or unable to serve on our board, Iberdrola, S.A. will nominate a person to serve on our board of directors who qualifies as an independent director pursuant to the rules of the NYSE and applicable law. The Shareholder Agreement also provides that the company will, after December 16, 2020, have at least four “independent” directors (as defined in the Shareholder Agreement), provided that either Mr. Chase or Mr. Baldacci, but not both, may be deemed independent directors for this purpose.

•

The Shareholder Agreement provides that the board must establish an unaffiliated committee made up of “independent” directors (as defined in the Shareholder Agreement). Under the Shareholder Agreement, a director is considered “independent” if he or she is independent under the rules of NYSE with respect to AVANGRID, and would be independent under the rules of NYSE with respect to Iberdrola, S.A. if he or she was a director of Iberdrola, S.A. Arnold Chase, for so long as he is a director, may serve on the unaffiliated committee even if he is determined not to be “independent”. The unaffiliated committee is responsible for, among other things, reviewing and authorizing transactions between AVANGRID and/or one of its subsidiaries, on the one hand, and Iberdrola, S.A. and/or its affiliates, on the other hand.

•

Until December 16, 2018, the Shareholder Agreement restricts Iberdrola, S.A. and its controlled affiliates from transferring more than an aggregate of 10% of the outstanding shares of the company in any transaction or series of transactions, unless all shareholders of the company are entitled to participate in such transaction (on a pro rata basis) and are entitled to the same per share consideration to be received in such transaction as Iberdrola, S.A.

•

Iberdrola, S.A., on behalf of itself and its affiliates, is entitled to unlimited requests for demand registrations, piggyback registrations and shelf registration statement filings following the closing of the acquisition, in each case, subject to certain customary limitations. Iberdrola, S.A. also has the right to specify the method of distribution of securities, including an underwritten public offering, and approve the underwriters. Additionally, Iberdrola, S.A. has preemptive rights to protect against dilution for issuances of equity.

•

Iberdrola, S.A. is prohibited from effectuating a “going private” transaction, or any other similar transaction that results in the company no longer being a publicly traded company, without the prior approval of both the unaffiliated committee and a majority of the voting power of the shareholders not affiliated with the company. Subject to certain exceptions, the Shareholder Agreement generally prohibits Iberdrola, S.A. from causing the company to, and the company from, entering into or effectuating any transaction for the acquisition of the company by another entity, including any stock acquisition, reorganization, merger or consolidation, that results in all shareholders of the company exchanging their voting securities for cash or securities, unless all shareholders of the company are entitled to the same per share consideration to be received in such transaction as Iberdrola, S.A.

•

The Shareholder Agreement provides protections to us relating to transactions with Iberdrola, S.A. and its affiliates. The services provided by Iberdrola, S.A. or its affiliates to us and our subsidiaries and joint ventures at completion

2018 Proxy Statement	33

Corporate Governance (continued)

of the acquisition are provided by Iberdrola, S.A. or its affiliates at a cost to us not higher than the cost reflected in the expenses shown in our 2014 IFRS audited consolidated financial statements, except in the case of ordinary course, market adjustments of such costs made on an arms’ length basis, or (ii) as otherwise approved by the majority of the members of the unaffiliated committee. Furthermore, we will not enter into any transaction between, or involving, Iberdrola, S.A. or any of its subsidiaries or controlled joint ventures, on the one hand, and us or our subsidiaries or controlled joint ventures, on the other hand, unless the transaction is both approved by a majority of members of the unaffiliated committee and entered into on an arms’ length basis.

•

The Shareholder Agreement permits Iberdrola, S.A. and its affiliates to conduct business that may be competitive with our business, while restricting actions by Iberdrola, S.A. and its controlled affiliates that could interfere with the ability of our executive officers to conduct the company’s business. Pursuant to the Shareholder Agreement, we recognize and acknowledge that Iberdrola, S.A. and its affiliates own, engage or participate in businesses and business activities that compete, or may compete, with our business and the business of our subsidiaries. We acknowledge and agree that neither the execution of the merger agreement, Shareholder Agreement or the completion of any transactions contemplated thereby will preclude or limit Iberdrola, S.A. and its affiliates from, directly or indirectly, owning, engaging or participating in any business or business activity at any time and in any geographical location, including such businesses or business activities that compete, or may compete, with our business or the business activities of our subsidiaries or any of their respective businesses.

However, the Shareholder Agreement provides that as long as Iberdrola, S.A. continues to own 50% or more of the outstanding voting stock of the company, Iberdrola, S.A. will not engage in any action that is reasonably expected to impair the executive officers of the company and its subsidiaries from conducting the business or operations in a manner consistent with such business or operation of the company and its subsidiaries immediately following completion of the acquisition.

•	Iberdrola, S.A. has been granted certain information and access rights to information related to our and our subsidiaries’ businesses, operations, plans and prospects.

We and Iberdrola, S.A. will not be able to amend the Shareholder Agreement without the prior approval of both our board of directors and a majority of the members of the unaffiliated committee. The Shareholder Agreement will remain in effect as long as Iberdrola, S.A. owns more than 20% of the outstanding voting stock of the company. Following any termination of the Shareholder Agreement, Iberdrola, S.A. will have one demand registration right, subject to customary limitations and exceptions, and piggyback registration rights with respect to any registration proposed by the company, subject to customary “cut back” provisions. The laws of the State of New York will govern the Shareholder Agreement as long as we remain a New York corporation. If we are redomiciled to Delaware, the laws of the state of Delaware will govern the Shareholder Agreement.

The Framework Agreement and Declaration of Acceptance

In connection with the acquisition of UIL, we entered into the Declaration of Acceptance, dated July 16, 2015, with Iberdrola, S.A. (“2015 declaration of acceptance”), making us a party to the framework agreement for 2015 and detailing the corporate services Iberdrola, S.A. provided to us or to any of our affiliates in 2015. The framework agreement governs

2018 Proxy Statement	34

Corporate Governance (continued)

the relationship between Iberdrola, S.A. and the various Iberdrola, S.A. entities, with respect to the corporate services Iberdrola, S.A. contracts to provide each relevant entity. Pursuant to the framework agreement, and under the Iberdrola Group’s “One Corporation” structure, Iberdrola, S.A. provided efficient and flexible corporate services to us and our subsidiaries. Our entry into the 2015 declaration of acceptance was approved by a committee comprised solely of our independent directors. On July 14, 2016, the unaffiliated committee approved a new declaration of acceptance detailing the corporate services Iberdrola, S.A. provided to us or any of our affiliates (“2016 declaration of acceptance” and together with the 2015 declaration of acceptance, the “declarations of acceptance”).

Pursuant to the declarations of acceptance, Iberdrola, S.A. provided various corporate services to us including, among other services, those relating to the management of buildings and leases, surveillance and maintenance of buildings, international and corporate security, human resources, brand management, procurement, management of the SAP corporate platform, research and development, quality control, insurance, information technology and general administration. Pursuant to the 2015 declaration of acceptance and in accordance with the merger agreement, the foregoing services and the price thereof were entered into on an arms’ length basis and on financial and other material terms no less favorable to us and our subsidiaries than applicable agreements or arrangements in respect of such corporate or other shared services existing as of February 25, 2015, and did not result in a higher cost to us or our subsidiaries and affiliates than the aggregate costs for such services reflected in the 2014 Internal Financial Report Standards (IFRS) audited consolidated financial statements of AVANGRID, except to the extent related to ordinary course, market adjustments made on an arm’s length basis. All new, future services to be provided by Iberdrola, S.A. or its affiliates to us and our subsidiaries must be on an arm’s length basis and approved by the unaffiliated committee

By entering into the 2016 framework agreement via the 2016 declaration of acceptance, any previous framework agreements between us and Iberdrola, S.A. were terminated by operation of law. The framework agreement covers any services provided by Iberdrola, S.A. as of January 1, 2016, and remains in force as long as we and/or our subsidiaries continue to operate as a subsidiary of Iberdrola, S.A. in accordance with the provisions of Article 42 of the Spanish Commercial Code. As soon as we or any of our subsidiaries ceases to be a subsidiary of Iberdrola, S.A., the contractual relationship under the framework agreement will be terminated between such AVANGRID entity and Iberdrola, S.A. If parties do not formalize a new declaration of acceptance in 2018, the current declaration of acceptance will continue to remain in force under the same terms, unless any ground for termination of the framework agreement arises.

Under the framework agreement, Iberdrola, S.A. must provide the relevant services pursuant to standard market conditions. Iberdrola, S.A. cannot receive financial or other types of consideration on a more favorable basis than what a third party in a substantially similar circumstance would receive. Iberdrola, S.A. must provide the relevant services in a manner that will not impair our decision making capacity, while we must provide accurate and complete information to Iberdrola, S.A. to enable Iberdrola, S.A. to effectively provide the relevant services. Iberdrola, S.A. must provide the relevant services with a level of expertise, care and diligence that a company providing these services on the open market would provide. We assume any liability that may derive from damage or losses attributable to the instructions or information provided to Iberdrola, S.A.; provided that Iberdrola, S.A. will only be liable for non-performance, defective performance or negligence. Iberdrola, S.A. is also required to notify us before December 31 of each year regarding the estimated price for each service contracted for the following year.

2018 Proxy Statement	35

Corporate Governance (continued)

The framework agreement contains provisions relating to confidentiality, requiring each party to safeguard all information received by the other under the framework agreement. However, we and Iberdrola, S.A. are required to disclose the transactions performed under the framework agreement to the public, both in our annual and periodic public reports in accordance with applicable law. The framework agreement is governed by the laws of Spain and contains arbitration provisions for purposes of dispute resolution. The framework agreement cannot be modified or assigned without our prior written consent or the prior written consent of Iberdrola, S.A. We made payments to Iberdrola, S.A. pursuant the framework agreement in the approximate amount of $32.5 million for the year ended December 31, 2017.

Cash Pooling Arrangement

We manage our overall liquidity position as part of the broader Iberdrola group of companies and are a party to a notional cash pooling agreement with other Iberdrola, S.A. subsidiaries that was entered into in order to aid the Iberdrola group of companies in efficient cash management and reduce the need for external borrowing by the pool participants. Parties to the agreement, including us, may deposit funds with or borrow from the financial institution, provided that the net balance of funds deposited or borrowed by all pool participants in the aggregate is not less than zero.

On December 1, 2017, AVANGRID entered into a customer liquidity agreement (the “Customer Liquidity Agreement”) with Bank of America, National Association (“BOA”), Iberdrola, S.A., Iberdrola Mexico, S.A. de C.V., and Scottish Power Ltd. This agreement replaced the prior cash pooling agreement with Bank Mendes Gans, N.V. disclosed in our 2017 proxy statement. Under the Customer Liquidity Agreement, the participants, including AVANGRID, may deposit funds with or borrow from BOA, provided that the balance of funds deposited less funds borrowed by all participants in the aggregate is not less than zero. Deposits are available for next day withdrawal. Simultaneous with entry into the Customer Liquidity Agreement, AVANGIRD and Iberdrola, S.A. entered into an indemnification agreement (the “Indemnification Agreement”) pursuant to which Iberdrola, S.A. has agreed to indemnify AVANGRID against all damages, charges, costs, fees and other expenses that the Corporation or its subsidiaries may incur arising out of the deposits or borrowings by Iberdrola, S.A. or the subsidiaries or affiliates of Iberdrola, S.A. a party thereto other than AVANGRID or its subsidiaries a party thereto pursuant to the Customer Liquidity Agreement.

Deposit amounts, if any, are reflected in our consolidated balance sheet under cash and cash equivalents because our deposited surplus funds are highly-liquid short-term investment. There were no deposits in under the Customer Liquidity Agreement as of December 31, 2017.

Other Agreements with Iberdrola, S.A. or its Affiliates

The company and Iberdrola, S.A. or its affiliates briefly are also parties to the following agreements that primarily relate to the provision of additional corporate services and the recharge of expenses related to the employment of personnel from Iberdrola, S.A. or its affiliates by the company:

•

An annex to the agreement between Iberdrola, S.A. and Avangrid Service Company (“ASC”) for the provision of services and resource allocation for 2017 regarding a recharge of costs of Iberdrola, S.A. personnel assigned to ASC for the provision of corporate services. The amount paid under this agreement was approximately $171,000 for the year ended December 31, 2017.

2018 Proxy Statement	36

Corporate Governance (continued)

•

Agreement between Iberdrola, S.A. and Avangrid Management Company, LLC (“AMC”) for the provision of services and resource allocation for 2017 regarding a recharge of costs of Iberdrola, S.A. personnel assigned to AMC for the provision of corporate services. The amount paid under this agreement was approximately $550,000 for the year ended December 31, 2017.

•	An agreement between Iberdrola, S.A. and AMC for the provision of services related to IT services. The amount paid under this agreement was approximately $180,000 for the year ended December 31, 2017.

•

An international cost recharge agreement between Scottish Power UK PLC and AMC regarding Scottish Power UK PLC employees working full-time in the U.S. The amount paid under this agreement was approximately $389,000 for the year ended December 31, 2017.

•

An international cost recharge agreement between Scottish Power UK PLC and Renewables regarding Scottish Power UK PLC employees working full-time in the U.S. The amount paid under this agreement was approximately $80,000 for the year ended December 31, 2017.

•

An international pension contributions recharge agreement between Scottish Power UK PLC and Avangrid Service Company regarding Scottish Power UK PLC employees working in the U.S. but who remain as contributing members of the UK Final Salary Scheme. The amount paid under this agreement was approximately $192,000 for the year ended December 31, 2017.

•

An insurance framework agreement pursuant to which Iberdrola Financiación S.A.U. provides services to the company and certain of its subsidiaries related to the purchase and renewal of insurance policies, which are managed through corporate insurance programs. Each entity is charged an amount corresponding to its share under an established allocation formula. The aggregate amount charged to the company and its subsidiaries was approximately $2.3 million for the year ended December 31, 2017.

•

A framework agreement for solar development engineering support services between Iberdrola Energy Projects, Inc. and Avangrid Renewables. The amount paid under this agreement was approximately $1 million for the year ended December 31, 2017.

•

A framework agreement for the provision of corporate development services between Iberdrola, S.A. and the company. The amount paid under this agreement was approximately $2 million for the year ended December 31, 2017.

•

A framework agreement for the provision of investor relations services between Iberdrola, S.A. and the company. The amount paid under this agreement was approximately $127,000 for the year ended December 31, 2017.

•

A framework agreement for the provision of overseas inspection and logistics services between Iberdrola Ingenieria y Construccion, SAU and the company. The amount paid under this agreement was approximately $336,000 for the year ended December 31, 2017.

•

A services agreement for technical support services between Iberdrola Energia Altamira De Servicios, S.A. de C.V. and Enstor Operating Company, LLC. The amount paid under this agreement was approximately $275,000 for the year ended December 31, 2017.

2018 Proxy Statement	37

Corporate Governance (continued)

Guarantee and Support Agreement

On April 3, 2008, Iberdrola, S.A. and ARHI (formerly ScottishPower Holdings, Inc.), entered into the Guarantee and Support Agreement (guarantee and support agreement), which was amended on April 1, 2010 and April 1, 2015. Pursuant to the guarantee and support agreement, if ARHI is unable to meet its obligations set forth in a guarantee issued by ARHI or to meet its obligations to pay interest, principal or premium, if any, on any of its indebtedness for money borrowed, Iberdrola, S.A. guarantees to make payment of any such unpaid obligations, subject to certain limitations. In consideration for Iberdrola, S.A. undertaking its obligations under the guarantee and support agreement, ARHI agreed to pay to Iberdrola, S.A., after the end of each fiscal year of ARHI during the term of the guarantee and support agreement, an amount in cash equal to the product obtained by multiplying (a) the sum of the aggregate face value of obligations of ARHI relating to guarantees issued by ARHI in connection with any commodities trading arrangement consummated between any Iberdrola, S.A. subsidiary and a trading counterparty pursuant to a master trading agreement used in the United States with respect to energy, fuels, environmental commodities and derivatives markets and the aggregate exposure of ARHI to any obligations associated with guarantees issued to support structured transactions for which Iberdrola, S.A. provided any support pursuant to the guarantee and support agreement during the preceding fiscal year of ARHI, times (b) the guarantee fee.

Iberdrola, S.A. can terminate the guarantee and support agreement at any time by giving ARHI 60 days’ prior written notice; provided, however, termination of the guarantee and support agreement is without prejudice to Iberdrola, S.A.’s liability for any obligations in existence as of the date of termination. Further, at all times during the term of the guarantee and support agreement, Iberdrola, S.A. must continue to beneficially own, directly or indirectly, more than 50% of the voting stock of ARHI.

On September 13, 2016, the unaffiliated committee approved a modification of the intercompany guarantee arrangement whereby AVANGRID, in exchange for a pass-through of the guarantee fees otherwise paid by ARHI to Iberdrola, S.A, agreed to “step into the shoes” of Iberdrola, S.A. with respect to certain old guarantees that Iberdrola, S.A. had previously made for ARHI. Under the modification of the arrangement, Iberdrola, S.A. passed through to AVANGRID approximately $60,000 of the guarantee fees incurred by ARHI in 2017.

New Haven Office Lease Agreement

Under the sixth amendment, dated February 15, 2012, to a lease agreement dated May 7, 1991, we lease offices in New Haven from 157 Church Street, LLC, which is controlled by Arnold L. Chase, a director and shareholder of the company, and members of his immediate family. During 2017, we consolidated our corporate headquarters and other corporate and support staff to a building located in Orange, Connecticut. As such we will not renew the lease with 157 Church Street, LLC, which will terminate on June 14, 2022. During the year ended December 31, 2017, our lease payments to 157 Church Street, LLC totaled approximately $1.5 million.

Other Relationships

The law firm of Pierce Atwood LLP was retained by the company during the year ended December 31, 2017 to furnish legal services. John E. Baldacci, a member of our board, is Senior Advisor for Economic Development & Government Relations to the law firm. During the year ended December 31, 2017, Pierce Atwood LLP received $3.9 million in fees from the company for its services.

2018 Proxy Statement	38

Executive Compensation

This section describes the compensation program for our named executive officers and includes the required executive compensation tables.

2018 Proxy Statement	39

Executive Compensation

Compensation, Nominating and Corporate

Governance Committee Report

The compensation, nominating and corporate governance committee has reviewed and discussed with management the disclosures contained in the following “Compensation Discussion and Analysis.” Based on this review and discussion, such committee recommended to the board that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the 2017 annual report on Form 10-K.

Members of the Compensation, Nominating and Corporate Governance Committee

Alfredo Elías Ayub (Chair) • Ignacio Sánchez Galán • John Lahey

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide our shareholders with a clear understanding of our compensation philosophy, objectives, and practices; our compensation-setting process; our executive compensation program components; and the decisions made in 2017 with respect to the compensation of each of our named executive officers (“NEOs”). For 2017, our NEOs were:

•	James P. Torgerson, Chief Executive Officer
•	Richard J. Nicholas, Senior Vice President – Chief Financial Officer
•	Robert D. Kump, President and Chief Executive Officer of Networks
•	Sheila Duncan, Senior Vice President – Human Resources & Corporate Administration
•	Daniel Alcain, Senior Vice President – Controller

This section should be read in conjunction with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in 2017.

Executive Summary

2017 Business Highlights

We executed on the growth in our strategic plan during 2017. Highlights of our performance include:

•	Fiscal year 2017 consolidated U.S. GAAP net income of $381 million, or $1.23 per share; consolidated non-U.S. GAAP adjusted net income of $682 million, or $2.20 per share
•	Executing on growth strategy – secured additional power purchase agreements in 2017
•

Completed the strategic review of the Gas Storage businesses during 2017 – with the sale of the Gas Storage trading business completed during March 2018 and the sale of the Gas Storage facilities expected to be completed during the second quarter of 2018

•	Named Thomson Reuters 2017 Top 100 Global Energy Leader and a Thomason Reuters Top 25 Global Multiline Utilities Honoree

2017 Compensation Program Overview

Our executive compensation program is designed to effectively reward performance, while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate the most qualified professionals in a way that aligns with our long-term business goals and values, without

2018 Proxy Statement	40

Executive Compensation (continued)

motivating or rewarding excessive risk-taking. The key elements of our program are base salary, annual cash incentives, and long-term equity incentives. We target a compensation mix for our NEOs that is weighted heavily towards variable, or “at risk” compensation, including short-term cash incentives and long-term equity incentives, to align executive compensation with company performance and shareholder interests.

Compensation Practices

The table below highlights certain of our executive compensation practices, including practices we have implemented in 2017 that drive performance as well as those not implemented because we do not believe they would serve our shareholders’ interests.

Independent Compensation Consultant	The compensation, nominating and corporate governance committee uses an independent compensation consultant.

Annual compensation risk assessment	The compensation, nominating and corporate governance committee conducts an annual risk assessment of our compensation program.

Risk management	We prohibit short sales, transactions in derivatives of AVANGRID securities, including hedging transactions, and pledging of AVANGIRD shares.

Stock ownership guidelines & equity retention

Our board adopted stock ownership guidelines of five (5) times base salary for the chief executive officer and three (3) times base salary for our other NEOs and an equity award retention requirement of 50% of net shares until ownership guidelines are met.

Clawback policy	Our board has adopted a clawback policy that requires repayment to AVANGRID of certain compensation that may be paid in the event of certain acts of misconduct.

No new tax gross-ups	Our board has committed to no new tax gross-up provisions in executive employment agreements and executive compensation plans.

No repricing

While there are no stock options outstanding and we do not intend to issue stock options, if they are issued in the future, all stock option exercise prices will be set equal to the grant date market price and may not be repriced.

Engage on executive compensation matters

We engage our shareholders in open dialogue regarding our compensation program and the compensation, nominating and corporate governance committee considers the results of the “say-on-pay” vote when designing our compensation program.

No single trigger change of control agreements	Neither our employment agreements nor our change of control agreements provide for single trigger termination rights.

No excessive perquisites	We do not provide excessive perquisites.

Our Compensation Program Objectives and Guiding Principles

Our executive compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate the most qualified professionals, in order to enable us to attain our strategic objectives within the increasingly competitive and internationalized context in which we operate. The following principles guide the company’s compensation decisions:

•

Recruitment, Retention and Motivation of Key Leadership Talent. We ensure that our compensation, in terms of structure and total amount, is competitive with that of comparable entities. We review market data to obtain a

2018 Proxy Statement	41

Executive Compensation (continued)

general understanding of current compensation practices to ensure that compensation offered to our NEOs is reasonable.

•

Pay for Performance. A significant portion of compensation for our NEOs is linked to the achievement of specific, pre-established, quantifiable objectives in line with our corporate interests and strategic goals.

•

Emphasis on Performance over Time. The compensation program for our NEOs is designed to mitigate excessive short-term decision making and risk taking, while encouraging the attainment of strategic goals through the inclusion of long-term incentives.

We regularly review our compensation practices and policies and periodically modify our compensation programs in light of evolving best practices, competitive positions, and changing regulatory requirements. The compensation, nominating and corporate governance committee works to ensure that the design of our executive compensation program is focused on long-term shareholder value creation, emphasizes pay for performance, and does not encourage imprudent short-term risks. The compensation, nominating and corporate governance committee will use the “say on pay” vote as a guidepost for shareholder sentiment, along with continued shareholder outreach, and believes it is critical to maintain and continually develop our compensation program to promote ongoing shareholder engagement, communication, and transparency.

Certain elements of our compensation practices and program reflects certain historical compensation programs of UIL assumed by us that are applicable to Messrs. Torgerson and Nicholas, who formerly served as UIL’s president and chief executive officer and executive vice president and chief financial officer, respectively, immediately prior to the closing of the acquisition of UIL. Our NEOs also serve as executive officers of our subsidiaries and receive compensation for service at our subsidiaries. Compensation of our NEOs was set so that the aggregate compensation received from us and our subsidiaries was reasonable and commensurate with overall responsibilities of each NEO and their respective roles in the group of companies held by us. Consistent with this holistic approach, we evaluated our 2017 performance in light of the performance of our operating companies. In addition, our compensation, nominating and corporate governance committee engaged Aon Hewitt, an independent compensation consulting firm, to review our executive compensation practices for 2017.

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Executive Compensation (continued)

Pay for Performance Structure

To promote a performance—based culture that further aligns the interests of management with our shareholders, in 2017 the executive compensation program focused on variable, performance-based compensation. As illustrated in the charts below, the majority of our chief executive officer and other NEOs’ actual total compensation as reported on the Summary Compensation Table on page 55 was in the form of variable compensation (short-term and long-term). The charts below reflect summary compensation table values except that the long-term incentive amounts were calculated using an annualized allocation of the 2016 long-term incentive awards. No grants have been made since then and the next grant is expected in 2020.

Compensation-Setting Process

The following parties are responsible for the development and oversight of our executive compensation program.

Role of the Compensation, Nominating and Corporate Governance Committee

The compensation, nominating and corporate governance, which consists of a majority of independent directors, reviews and recommends to the board the compensation of AVANGRID’s executive officers and acts as the administering committee for AVANGRID’s equity compensation plans. Each year, the compensation, nominating and corporate governance committee conducts an evaluation of AVANGRID’s executive compensation program to determine if any changes would be appropriate. In making this analysis, the compensation, nominating and corporate governance committee may consult with its independent compensation consultant and management, as described below; however, the compensation, nominating and corporate governance committee uses its own judgment in making recommendations to the board, which then makes the final decisions regarding the compensation paid to our executive officers.

To the extent the board and compensation, nominating and corporate governance committee deem appropriate, executive compensation matters relating to or governed by Section 162(m) of the Code or Rule 16b-3 of the Exchange Act, are delegated to the compensation subcommittee. For these Section 162(m) matters, the compensation subcommittee (i) establishes, administers, approves and certifies (for the purposes of satisfying the performance-based compensation exception under Section 162(m) of the Code, to the extent still applicable) performance goals for employee compensation awards and (ii) reviews and approves (for purposes of Rule 16b-3 of the Exchange Act) compensation grants and awards. Prior to the payment of any compensation awarded by the compensation subcommittee, all compensation decisions by the compensation subcommittee are subject to ratification from the full board. See “Corporate Governance—Compensation, Nominating and Corporate Governance Committee” beginning on page 26 for additional information about the compensation subcommittee.

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Base Salary Special Bonus Annual Cash Incentive (performance-based) Long-Term Incentive (performance-based) Base Salary Special Bonus Annual Cash Incentive (performance-based) Long-Term Incentive (performance-based)

Executive Compensation (continued)

Role of the Independent Compensation Consultant

The compensation, nominating and corporate governance committee retained Aon Hewitt to serve as its compensation consultant in 2017 to provide counsel and advice on executive and non-employee director compensation matters. Aon Hewitt provided the compensation, nominating and corporate governance committee and the company’s management information about peer groups against which performance and pay should be examined, financial metrics to be used to assess the company’s relative performance, competitive long-term incentive practices in the marketplace, and compensation levels relative to market practice. To ensure that Aon Hewitt’s consulting services remain independent and objective: (i) at least annually, Aon Hewitt conducts a review of its performance; and (ii) Aon Hewitt’s fees are not linked to the size of the company’s executive compensation. The compensation, nominating and corporate governance committee has reviewed the independence of Aon Hewitt, including the “independence” factors contained in Section 303A.05 of the NYSE Listed Company Manual, and determined that Aon Hewitt is independent and the services provided by Aon Hewitt do not raise any conflicts of interest. Aon Hewitt received $84,550 in fees in 2017 for services related to determining or recommending the amount or form of executive and non-employee director compensation. Separately, management engaged Aon Hewitt to perform unrelated services and Aon Hewitt was paid approximately $3,324,927 million for these services, which included actuarial, pension administration, and health and welfare benefits administration and other consulting services. The compensation, nominating and corporate governance committee was informed about these services, but its formal approval was not requested.

Role of the CEO and Other Executive Officers

The Chief Executive Officer and Senior Vice President – Human Resources & Corporate Administration made recommendations regarding compensation of the executive officers (other than for the Chief Executive Officer) based on competitive market data, internal pay equity, responsibilities and performance. The compensation, nominating and corporate governance committee reviewed, and made recommendations to the board, which made all final determinations regarding executive officer compensation, including salary, bonus targets, and related performance goals with respect to 2017 compensation. The NEOs do not propose or seek approval for their own compensation.

2018 Proxy Statement	44

Executive Compensation (continued)

Role of Peer Companies and Other Benchmarking

Our board believes that market data is essential to determining compensation targets and actual awards for executives in an effort to attract and retain highly talented executives. Market data is used to assess the competitiveness of the company’s compensation packages relative to similar companies and to ensure the company’s compensation program is consistent with its compensation philosophy, but the board does not target direct compensation at any particular percentage of the market median. As part of its review of the executive compensation program, the compensation, nominating and corporate governance committee engaged Aon Hewitt in 2017 to conduct a market compensation analysis for our executive officers, including the NEOs, utilizing proprietary survey data and a group of twenty publicly-traded utility and energy companies based on fiscal year-end revenues, positive total shareholder return performance, and comparable business focus. The consideration of competitive compensation data is one of several factors that the compensation, nominating and corporate governance committee considers with respect to the compensation of our executive officers, including our NEOs. The companies in the peer group for 2017 are listed below.

Peer Group
Alliant Energy Corporation	Edison International	Public Service Enterprise Group Inc.
Ameren Corporation	Eversource Energy	SCANA Corp.
American Power Company, Inc.	First Energy Corp.	Sempra Energy
CenterPoint Energy, Inc.	NiSource Inc.	WEC Energy Group, Inc.
CMS Energy Corp.	OGE Energy Corp.	Westar Energy, Inc.
Consolidated Edison, Inc.	Pinnacle West Capital Corporation	XCEL Energy Inc.
DTE Energy Company	PPL Corporation

Elements of Compensation

The objective of our executive compensation programs is to attract and retain talented executives and motivate them to achieve our business goals through a combination of cash and stock-based compensation. Other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans and other benefits offered to employees generally are also considered in order to evaluate the entire compensation package offered to executives.

Compensation for the NEOs primarily consists of:

Compensation Element	Form	Purpose	How it Links to Performance
Base Salary	Cash	To provide a fixed element of compensation, which is intended to help attract and retain the best talent	Reviewed annually in light of performance factors (company and individual) and market compensation practices
Annual Incentive	Cash	To promote the achievement of annual performance measures, which are reviewed annually to support our strategic vision	Variable and based on pre-established company and individual performance goals
Long-Term Incentive Awards	Equity	To motivate sustained performance over the long term, and align the interests of our executives and our shareholders	Variable and based on our financial performance in the form of performance share units (“PSUs”) that only pay if the applicable performance goals over the four-year performance period are met

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Executive Compensation (continued)

Base Salary

Base salary is a customary, fixed element of compensation intended to attract and retain executives. Our compensation, nominating and corporate governance committee reviews base salaries annually and considers market data provided by its independent compensation consultant, market surveys, and internal comparisons, as well as the need to maintain internal pay equity. For 2017, Messrs. Torgerson’s, Nicholas’, Kump’s, and Alcain’s salaries were set at $1,000,000, $449,509, $691,900, and $360,360, respectively, and Ms. Duncan’s was $347,256, which reflects a salary increase of 4% for each of Mr. Alcain and Ms. Duncan in recognition of their respective contributions and continued dedicated service to AVANGRID.

Annual Incentive – Plan Structure

Each of our NEOs participated in the company’s executive annual incentive plan (the “EAIP”), during the year ended December 31, 2017. The EAIP is a sub-plan of the Omnibus Incentive Plan approved by the shareholders of the company. The EAIP is designed to provide executives and certain other key employees of the company and its affiliates with the opportunity to earn annual incentive compensation through superior management performance and is intended to promote the future growth and success of the company and its affiliates, and enhance the linkage between employee, customer and shareholder interests.

Officers and key employees of the company and its affiliates selected to participate by the board of directors and who were employed prior to October 1, 2017 were eligible to participate in the EAIP during 2017. The compensation subcommittee approved a target and maximum incentive, expressed as a percentage of annual base salary as of December 31, 2017, for each NEO, which is dependent on the level of the employee’s position and the scope of the employee’s responsibilities. Target annual incentive levels for each NEO are shown in a table below under “—EAIP Payouts.” Payments under the EAIP are granted in cash. However, the board may, in its sole discretion, approve payouts in AVANGRID shares or a combination of cash and AVANGRID shares. The board did not opt to exercise discretion to approve payment in shares, rather than cash payouts, under the 2017 EAIP. Participants may elect, during the year preceding the performance period, to defer up to 100% of any potential cash incentive award.

Performance under the EAIP is measured under three levels (AVANGRID corporate, business/corporate function, and individual), which are weighted differently for participants based on their respective roles to reflect the business areas where each participant has the most significant impact on AVANGRID’s results. The tables below show the EAIP level weighting and performance calculations for each NEO.

Name	Corporate Metrics	Business/Corporate Function Metrics	Individual Metrics
James P. Torgerson	100%	—	—
Richard Nicholas	50%	40%	10%
Robert D. Kump	50%	40%	10%
Daniel Alcain	50%	40%	10%
Sheila Duncan	50%	40%	10%

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Executive Compensation (continued)

For NEOs, all EAIP corporate and business/corporate function metrics are set by the compensation, nominating and corporate governance committee. Target metrics are established to be challenging but attainable. The various threshold and maximum levels for each performance metric are determined on the basis of key business objectives and expected levels of achievement. The level of achievement of the corporate metrics is the same for each participant under the EAIP, including the NEOs.

The tables below show the corporate metrics for the 2017 EAIP approved by the compensation, nominating and corporate governance committee.

Corporate Metrics	Threshold	Target	Maximum	2017 Results	Weight
Adjusted net profit ($ million)	$663	$698	$733	$672	30%
Net operating expenses/gross margin	33.60%	32.85%	32.10%	34.10%	30%
Total shareholder return	25th	50th	75th	96th	20%
Health and safety Targets	0.68	0.66	0.64	0.64	20%

•

Adjusted net profit, as used for the purposes of the EAIP goal, is AVANGRID’s net income for the year ended December 31, 2017, calculated in accordance with generally accepted accounting principles in the United States, adjusted to exclude the Gas Storage businesses and certain losses related to its sale, mark-to-market adjustments in our Renewables segment, certain restructuring charges, an impairment of an investment in Renewables, and the impacts of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”).

•

Net operating expenses/gross margin, as used for the purpose of the EAIP goal is measured by dividing (i) operations and maintenance expenses for the year ended December 31, 2017 net of total personnel cost, external services, capitalized labor and other operating income by (ii) gross margin for the year ended December 31, 2017, both as reported for internal management reporting purposes.

•

Total shareholder return, as used for the purpose of the EAIP goal, is measured based on AVANGRID’s total shareholder return ranking within a the 25th, 50th or 75th quartile of the S&P 500 utilities index. Total shareholder return is calculated based on the average price on the first and last trading days of 2017.

•

Health and safety targets, as used for the purpose of the EAIP goal is measured in four parts based upon (i) employee lost time accident (“LTA”) incidence rate; (ii) contractor LTA incidence rate; (iii) percent completion of the predetermined objectives in an AVANGRID preventive activity plan; and (iv) implementation of a predetermined Occupational Safety and Health Administration (“OSHA”) plan.

Business and individual objectives are established at the beginning of each year, specific to the participant’s business area objectives and personal functions and responsibilities. Subsequently, the levels of achievement of the business and individual objectives are measured against these pre-established goals and objectives. The business and individual objectives are intended to be considered together with the corporate objectives to ensure a tailored evaluation of individual performance. EAIP awards are not payable if minimum performance targets are not met at the AVANGRID corporate level. Threshold performance is obtained by achieving 80% of the target performance goal and results in 50% payout of the target award for

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Executive Compensation (continued)

each NEO. Maximum performance is obtained by achieving 120% of the target performance goal and results in 200% payout for Messrs. Torgerson, Kump and Alcain and Ms. Duncan, and a 183% payout for Mr. Nicholas. Performance between threshold and target or between target and maximum is determined by linear interpolation.

Richard J. Nicholas. Mr. Nicholas was subject to four business objectives and two individual objectives during 2017, which he achieved and, in conjunction with the company results, attained 131% of his target incentive, as determined by the compensation, nominating and corporate governance committee. Mr. Nicholas’ business and individual objectives for 2017 were related to:

•	increasing sell side research coverage;
•	effectively managing net interest cost;
•	implementing ERM strategic initiatives for efficiency and effectiveness;
•	achieving purchasing savings;
•	supporting ongoing integration efforts across investor relations, risk, treasury and purchasing divisions and achieving operations and maintenance budgets; and
•	proactively participating in investor relations activities.

Robert D. Kump. Mr. Kump was subject to five business objectives and two individual objectives during 2017, which he achieved and, in conjunction with the company results, attained 122% of his target incentive, as determined by the compensation, nominating and corporate governance committee. Mr. Kump’s business and individual objectives for 2017 were related to:

•	targets for Networks profitability;
•	targets for Networks capital expenditures and capitalized staff costs and automated meter infrastructures (AMIs) approval;
•	Networks health and safety measurement targets;
•	implementing best practices and key aspects of the Forward 2020 Plan;
•	targets for Networks’ net operate expenses;
•	implementing global practice group objectives and global smart grids objectives; and
•	optimizing cash impacts of regulatory assets and liabilities.

Daniel Alcain. Mr. Alcain was subject to five business objectives and three individual objectives during 2017, which he achieved and, in conjunction with the company results, attained 132% of his target, as determined by the compensation, nominating and corporate governance committee. Mr. Alcain’s business and individual objectives for 2017 were related to:

•	efficiency projects;
•	managing the company’s transition to a new independent public accounting firm;
•	implementing new leasing and revenue accounting standard;
•	internal control review;
•	improving internal management cycles of current assets and liabilities;
•	achieving UIL integration projects;
•	SAP source for depreciation study with respect to new rate cases; and
•	reporting to monitor safe harbor projects

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Executive Compensation (continued)

Sheila Duncan. Ms. Duncan was subject to five business objectives and one individual objective during 2017, which she achieved and, in conjunction with the company results, attained 143% of her target, as determined by the compensation, nominating and corporate governance committee. Ms. Duncan’s business and individual objectives for 2017 were related to:

•	targets for headcount and personnel budgets;
•	enabling delivery of best practices and efficiency projects across Networks and the company’s corporate areas;
•	identifying efficiencies in pensions and benefits;
•	identifying risk mitigation across pension and benefits;
•	delivering and implementing talent programs throughout the Corporation;
•	coordinating the delivery of key business objectives in Systems/IT and general services division.

Annual Incentive – EAIP Payouts

Based on the extent to which the company, Networks, and the corporate functions of control, finance, and human resources achieved the performance goals, as shown above, the following table shows the incentive eligible earnings and threshold, target and maximum incentive percentages and actual payout amounts for each NEO expressed as a percentage of incentive eligible earnings commensurate with such NEO’s position and scope of responsibilities for 2017 performance. The target percentage of base salary is based on industry-competitive practices and internal equity considerations. Additionally, the percentage of compensation at risk reflects the organizational level of each participant which reflects levels of accountability and degree of influence each participant has with respect to the performance of the company. Senior executives have greater levels of accountability and degrees of influence, which corresponds to a greater multiple of base salary under the EAIP and, in turn, results in a greater aggregate payout opportunity. The range of the EAIP payout is set at 50% and 200% of target for threshold and maximum performance levels, respectively.

Name	Base Salary ($)	Threshold Incentive (% Base Salary)	Target Incentive (% Base Salary)	Maximum Incentive (% Base Salary)	Actual Performance (% Target)	Actual Incentive (% Base Salary)	Actual Incentive Amount ($)

James P. Torgerson	1,000,000	50.00	100.00	200.00	99	99	990,000

Richard J. Nicholas	449,509	30.00	60.00	110.00	131	79	353,314

Robert D. Kump	691,900	27.50	55.00	110.00	122	67	464,265

Daniel Alcain	360,360	22.50	45.00	90.00	132	59	214,054

Sheila Duncan	347,256	22.50	45.00	90.00	143	64	223,459

Long-Term Incentive

We provide long-term equity incentive compensation to help align executives’, including our NEOs’, interests with the long-term interests of our shareholders. We also grant long-term equity incentive awards in order to attract, motivate, and retain executive talent. Our board did not grant any equity incentive awards to NEOs during 2017 because each of the NEOs received equity awards in 2016 intended to incentivize performance through 2019. Set forth below is a summary of the plans under which certain of our NEOs have outstanding long-term equity awards.

2016-2019 Long-Term Incentive Plan. On July 14, 2016, the independent compensation forum of the board (the predecessor to the compensation, nominating and corporate governance committee, which was established in October

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Executive Compensation (continued)

2016) granted Messrs. Torgerson, Nicholas, Kump, and Alcain and Ms. Duncan PSUs under the 2016-2019 Long-Term Incentive Plan (the “2016 LTIP”), a sub-plan of the Omnibus Incentive Plan approved by the shareholders of the company. The 2016 LTIP is designed to promote the achievement of key strategic goals and retention of AVANGRID senior management. In determining the size of equity awards to these NEOs, the independent compensation forum considered peer group proxy and market survey data. Performance share units vest at the end of the four-year period to the extent that AVANGRID has met the performance goals established by the independent compensation forum. Vested PSUs are then paid in AVANGRID common shares over an additional three year period. Unvested PSUs do not earn dividends. A summary of all 2016 LTIP grants made to the NEOs in 2016 is as follows:

Name	Maximum Performance Share Units (#)	Grant Date Value of Maximum Performance Share Units ($)
James P. Torgerson	207,253	6,590,645

Richard J. Nicholas	64,980	2,066,364

Robert D. Kump	90,494	2,877,709

Daniel Alcain	30,576	972,317

Sheila Duncan	36,631	1,164,866

The 2016 LTIP is tied to achievement of the following performance metrics during the 2016 to 2019 performance period:

•

Net Income: This performance objective is measured by continuous average annual growth in pro-forma consolidated net income made up of the sum of our pre-merger entities, Iberdrola USA, Inc. (“IUSA”) and UIL at year-end 2014 and the company’s net income at year-end 2019 calculated in accordance with US GAAP. Target performance is achieved if growth is 8%. This performance objective will not be satisfied if such growth is less than 6%.

•

Operational Efficiency (Net Debt/Adjusted EBITDA): This performance objective is measured as net debt divided by Adjusted EBITDA as of the end of the performance period. Target performance is achieved if the ratio is 2.7. This performance objective will not be satisfied if the metric is greater than 2.8. See Annex A to this proxy statement for a discussion of Adjusted EBITDA.

•

AVANGRID Share Price Performance: This performance objective is measured compared to three leading US competitors (Consolidated Edison Inc., Eversource, and Nextera) and the S&P 500 Utilities Index. Share price performance is calculated based on the average price of the company’s shares of common stock on the NYSE on the first and last trading days of the performance period. Target performance is achieved if the share’s listing price is better than two of the four reference shares.

Iberdrola S.A. 2014-2016 Strategic Bonus Plan. Messrs. Kump and Alcain and Ms. Duncan participated in the 2014-2016 Strategic Bonus Plan of Iberdrola, S.A. (the “Strategic Bonus Plan”), for senior officers and officers of Iberdrola, S.A. and its subsidiaries. The Strategic Bonus Plan granted participants shares of Iberdrola, S.A. stock based on achievement of pre-established performance metrics from 2014 to 2016. The Strategic Bonus Plan was designed to promote loyalty and retention of senior officers and officers of Iberdrola, S.A. and its subsidiaries, including the NEOs. No executive officers received new awards under the Strategic Bonus Plan during 2017. The board of directors of Iberdrola, S.A., at the

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Executive Compensation (continued)

recommendation of the chairman and chief executive officer of Iberdrola, S.A. and the remuneration committee of Iberdrola, S.A., allocate a number of Iberdrola, S.A. shares to each participant at the time such officer was designated and invited to join in the Strategic Bonus Plan. The Strategic Bonus Plan is tied to attainment of the following key strategic objectives of Iberdrola, S.A. during the 2014 to 2016 period:

•

Change in consolidated net profits. This performance objective is measured by average annual growth in consolidated net profits, based on the consolidated net profits at year-end 2014. Target performance is achieved if such growth is 4%. This performance objective will not be satisfied if such growth is less than 2%.

•

Iberdrola, S.A. share price performance. This performance objective is measured compared to the Eurostoxx Utilities index and the shares of the five leading European competitors (ENEL, E.ON, RWE, EDF, and GDFSuez). Target performance is achieved if the share’s listing price is better than that of at least three of the reference shares.

•

Improvement in Iberdrola, S.A.’s financial strength. This performance objective is measured through funds from operations divided by net debt. Target performance is achieved if the ratio is greater than 22%.

Payment of shares under the Strategic Bonus Plan varies depending on performance, which is designed to be challenging but attainable. The target performance levels under the 2014-2016 Strategic Bonus plan are the same for each participant, as established by the board of directors of Iberdrola, S.A. on the basis of key business objectives and expected levels of achievement. Following the completion of the UIL acquisition, the board of directors of Iberdrola, S.A. declared an early termination of the 2014-2016 Strategic Bonus Plan for participants from AVANGRID, including Messrs. Kump and Alcain and Ms. Duncan effective December 31, 2015. The payout amount will be pro-rated for the two years that had elapsed since the commencement of the 2014-2016 Strategic Bonus Plan. The level of achievement was determined by the Iberdrola, S.A. board on April 25, 2017, and first installment was paid on June 16, 2017. The second installment was paid on March 23, 2018. As a result of an amendment to the 2014-2016 Strategic Bonus Plan made in connection with the early termination, the payout was made in cash, rather than shares of Iberdrola, S.A. stock.

UIL 2008 Stock Plan. Messrs. Torgerson and Nicholas participated in the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan (the “UIL 2008 Stock Plan”) prior to the acquisition of UIL. The UIL 2008 Stock Plan was assumed by AVANGRID upon completion of the acquisition. No awards were granted pursuant to the UIL 2008 Stock Plan subsequent to the acquisition. Amounts outstanding under the UIL 2008 Stock Plan based on prior awards to Messrs. Torgerson and Nicholas for service prior to the acquisition are provided under “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End.”

Discretionary Bonus

During 2017, the compensation, nominating and corporate governance committee recommended, and the board approved, payment of discretionary one-time bonuses to Messrs. Torgerson and Kump and Ms. Duncan of $500,000, $100,000, and $50,000, respectively, in recognition of their contributions to the successful integration of AVANGRID and UIL.

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Executive Compensation (continued)

Perquisites and Other Personal Benefits

We offer a limited number of perquisites and other personal benefits to our NEOs. Perquisites are not a material part of our compensation program. Our board reviews the levels of perquisites and other personal benefits provided to our NEOs. See “Executive Compensation—Summary Compensation Table—All Other Compensation.

Post-Employment Compensation Arrangements

To promote retention and recruiting, we offer various arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of an employee’s separation from service with us and enable employees to focus on their duties while employed by us. These post-employment benefits are provided through employment agreements, letter agreements and severance agreements as described more fully below under “Executive Compensation—Summary of Employment Agreements” and “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Certain of our NEOs also participate in qualified defined benefit pension and non-qualified deferred compensation plans. See “Executive Compensation—Pension Benefits” and “Executive Compensation—Nonqualified Deferred Compensation.” The NEOs also may participate in a defined contribution 401(k) retirement plan, administered through Avangrid Service Company, a wholly-owned subsidiary of the company, and is available to substantially all of our non-union employees.

Deductibility Cap on Executive Compensation

Section 162(m) of the Code places a $1 million limit on the amount of compensation paid to certain executive officers that a public company can deduct in any one year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements, although this exception is severely limited beginning in 2018, as described below. The material terms of the Omnibus Incentive Plan previously approved by shareholders in 2016 for purposes of Section 162(m), which allowed us to grant certain annual incentive awards and long term incentive awards that are designed to meet the definition of performance-based compensation under Section 162(m) of the Code in order to qualify for the performance-based exception to the $1 million deduction limit. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the compensation, nominating and corporate governance committee did not previously limit executive compensation to amounts deductible under Section 162(m) if the compensation committee determined that doing so is in the best interests of the company.

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modifies Section 162(m) of the Code and, among other things, eliminates the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be nondeductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the “Covered Employees”) will include any individual who served as the Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”) at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

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Executive Compensation (continued)

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) of the Code described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the compensation committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the compensation, nominating and corporate governance committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if it determines that doing so is in the best interests of the company.

Compensation and Risk

We annually conduct risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk-taking. We believe our compensation program mitigates risk by emphasizing long-term compensation and financial performance measures, rather than simply rewarding shorter-term performance and payout periods, which discourages imprudent short-term decision making and risk taking. In addition, our insider trading policy (which is applicable to all officers, directors, financial personnel and certain other individuals) expressly prohibits shorting, hedging and pledging AVANGRID securities or holding AVANGRID securities in a margin account. For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Stock Ownership and Retention Guidelines

In February 2017, we implemented a stock ownership policy designed to align the interests of our executive officers with those of the company’s shareholders by requiring all executive officers to maintain a stated level of stock ownership. Pursuant to this policy, each executive officer must retain at least 50% of net shares paid as incentive compensation until such officer has met or exceeded his or her respective ownership requirement. In accordance with this policy, our chief executive officer is required to hold shares equal to at least five times his base salary and our other NEOs are required to hold shares equal to at least three times their base salary.

Clawback Policy

Effective February 15, 2018, our board, upon the recommendation of the compensation, nominating and corporate governance committee, approved an executive compensation recovery policy (i.e., clawback policy), which provides that the compensation, nominating and corporate governance committee may require executive officers to repay or deliver certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws.

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Executive Compensation (continued)

No New Tax Gross-up Provisions

As a part of the company’s commitment to corporate governance and in response to feedback from proxy advisory firms and our shareholders, our board of directors and compensation, nominating and corporate governance committee are committed to phasing out tax gross-up provisions in executive employment agreements and executive compensation plans and will not include such provisions in any new agreements or plans.

Prohibition Against Hedging and Similar Transactions

Pursuant to our insider trading policy, short sales, hedging or similar transactions, derivatives trading and pledging AVANGRID securities or using AVANGRID securities as collateral are prohibited for all AVANGRID directors, officers (including our NEOs), employees, consultants and contractors.

2017 “Say on Pay” Advisory Vote on Executive Compensation

At our 2017 annual meeting, our shareholders voted 99% (represented by 294,283,755 votes) in favor of approving the compensation of our NEOs. The board of directors and the compensation, nomination and governance committee have each considered these results in determining compensation policies and decisions and have concluded that the compensation paid to our NEOs and the company’s overall pay practices are strongly supported by our shareholders.

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Executive Compensation (continued)

Summary Compensation Table

The following table provides certain information concerning the compensation for services rendered to us during the three years ended December 31, 2017 by (i) our principal executive officer, (ii) our principal financial officer, and (iii) each of the three other most highly-compensated individuals in 2017 who were serving as executive officers of the company as of December 31, 2017:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
James P. Torgerson (6) Chief Executive Officer	2017	1,000,000	500,000	—	990,000	—	20,600	2,510,600
	2016	999,998	—	6,590,645	1,016,700	—	1,022,600	9,629,943
	2015	63,460	—	—	—	—	100	63,560
Richard J. Nicholas (6) Senior Vice President — Chief Executive Officer	2017	449,509	—	—	353,314	458,414	9,265	1,270,502
	2016	448,294	200,000	2,066,364	329,267	251,597	9,800	3,305,322
	2015	34,222	—	—	—	368,875	100	403,197
Robert D. Kump President & CEO of Networks	2017	691,900	100,000	—	464,265	268,002	230,895	1,755,062
	2016	753,548		2,877,709	513,081	116,107	86,521	4,346,966
	2015	822,500	400,000	141,505	601,216	41,333	81,782	2,088,336
Daniel Alcain (7) Senior Vice President — Controller	2017	359,827	—	—	214,054	—	198,554	772,435

Sheila Duncan (8) Senior Vice President – Human Resources & Corporate Administration	2017 2016	346,742 333,900	50,000 —	— 1,164,866	223,459 227,889	— —	200,711 338,912	820,912 2,065,567

(1)

In 2017, Messrs. Torgerson and Kump and Ms. Duncan received a discretionary bonus of $500,000, $100,000, and $50,000, respectively, in recognition of their contributions to the successful integration of AVANGRID and UIL. Each of these discretionary amounts was approved by our board.

(2)

“Stock Awards” reflect the aggregate grant date fair value of the long-term incentive equity awards, computed in accordance with Financial Accounting Standards Board Accounting Standard Codification, Topic 718 (“ASC Topic 718”). The stock awards granted during 2016 were issued in the form of PSUs. For discussion of the assumptions used in these valuations, see Note 24 – Stock-Based Compensation of our audited consolidated financial statements for the year ended December 31, 2017 included in our 2017 Annual Report on Form 10-K.

(3)

The amounts shown represent the components of the cash bonuses relating to the attainment of performance metrics earned by the NEOs under our EAIP, as discussed more fully in the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive.”

(4)

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflects the aggregate increases in actuarial present value of the accumulated benefit under each NEO officer’s defined benefit and actuarial pension plans in which the executives participated (in the case of

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Executive Compensation (continued)

Mr. Nicholas, the UI Pension Plan and UI SERP; and in the case of Mr. Kump, the Retirement Benefit Plan for Employees of NYSEG). For discussion of the assumptions used in these valuations, see Note 15 – Post-retirement and Similar Obligations of our consolidated financial statements for the fiscal year ended December 31, 2017 included in our 2017 Annual Reports on Form 10-K.

(5)	Amounts reported under “All Other Compensation” for 2017 include:
(a)	For Mr. Torgerson, $20,900 of employer contributions to the UIL Holdings Corporation 401(k) plan; and $600 in parking allowance.
(b)	For Mr. Nicholas $8,100 of employer contribution to the UIL Holdings Corporation 401(k) plan; $565 in tax preparation assistance; and $600 in parking allowance.
(c)

For Mr. Kump, $6,205 of employer contribution to the Avangrid Service Company’s 401(k) plan; and $224,689, which is the cash value of performance shares awarded to Mr. Kump under an Iberdrola, S.A. performance share plan.

(d)

For Mr. Alcain, $135,314 for reimbursement of housing expenses; $26,940 for international assignee benefits; a $12,000 vehicle allowance; and $24,300 of employer contribution to the Avangrid Service Company’s 401(k) plan.

(e)	For Ms. Duncan, a $12,000 vehicle allowance; $177,535 for reimbursement of housing expenses; $10,830 for U.S. tax equalization to the United Kingdom; and $345.83 for UK social security benefits.

(6)

For Messrs. Torgerson and Nicholas, who served as UIL’s President and Chief Executive Officer and UIL’s Executive Vice President and Chief Financial Officer, respectively, prior to our acquisition of UIL, 2015 amounts reflect compensation paid subsequent to the acquisition. On March 9, 2017, Mr. Nicholas notified the Corporation of his intention to retire effective July 7, 2018. On April 25, 2018, the board of directors appointed Douglas Stuver as Senior Vice President-Chief Financial Officer, effective as of July 8, 2018.

(7)

Mr. Alcain first became a NEO in 2017 and, in accordance with SEC rules, only compensation information for 2017 is provided in the Summary Compensation Table. Mr. Alcain’s international assignment from Iberdrola, S.A., the Corporation’s majority shareholder, with the Corporation will conclude on April 30, 2018, and he will return to a position with Iberdrola, S.A. On April 25, 2018, the board of directors appointed Scott Tremble as Senior Vice President-Controller, effective as of May 1, 2018.

(8)	Ms. Duncan first became a NEO in 2016 and, in accordance with SEC’s rules, only compensation information for 2016 and 2017 is provided in the Summary Compensation Table.

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Executive Compensation (continued)

Grants of Plan-Based Awards

The following table sets forth the information concerning the grants or modifications of any plan-based compensation to each NEO during 2017. The non-equity awards described below were made under our EAIP. No equity awards were granted during 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Maximum (#)
James P. Torgerson	3/16/2017	500,000	1,000,000	2,000,000	—	—	—	—
Richard J. Nicholas	3/16/2017	134,853	269,705	494,369	—	—	—	—
Robert D. Kump	3/16/2017	190,273	380,545	761,090	—	—	—	—
Daniel Alcain	3/16/2017	81,081	162,162	324,324	—	—	—	—
Sheila Duncan	3/16/2017	78,133	156,265	312,530	—	—	—	—

(1)

Amounts represent estimated possible payments at threshold, target and maximum achievement under the EAIP. Actual amounts paid under the EAIP for 2017 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For more information on the performance metrics applicable to these awards, see “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive.”

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Executive Compensation (continued)

Summary of Employment Agreements

A summary of the material terms of our employment agreements with Messers. Torgerson, Nicholas, Kump, and Alcain and Ms. Duncan is below.

James P. Torgerson

Mr. Torgerson entered into an employment agreement dated as of January 1, 2016, to serve as Chief Executive Officer of AVANGRID. The agreement provides for a base salary of $1,000,000 as of January 1, 2016, subject to annual review and adjustment. Mr. Torgerson is also eligible for (i) an annual bonus equal to 50% of base salary for “satisfactory” performance, 100% for “good” performance and 150% for “excellent” performance, which was increased to 200% by the board of directors upon the recommendation of the compensation, nominating and corporate governance committee on March 16, 2017, and (ii) an initial long-term incentive equal to 200% of base salary for “excellent performance” (subject to and in accordance with our long-term incentive compensation plan). The agreement provides for Mr. Torgerson’s continued participation in the UIL Holdings Corporation Deferred Compensation Plan (the “UIL Deferred Compensation Plan”) with annual Company Discretionary Contributions (as such term is defined in the plan) of $1,000,000 for 2016 and 15% of Mr. Torgerson’s base salary thereafter, provided that Mr. Torgerson is employed by us on the date of each contribution. Mr. Torgerson also continues to be eligible, pursuant to the employment agreement, to participate in the UIL Long Term Incentive Program for performance periods 2014-2016 and the UIL Long Term Compensation Program 2015-2017 in accordance with the terms of such plans. Other than in the context of a termination due to a “constructive termination event,” Mr. Torgerson is required to give at least 90 days prior written notice in order to terminate his employment. We may terminate Mr. Torgerson’s employment at any time, without cause, upon 90 days prior written notice.

The employment agreement provides that Mr. Torgerson shall not be entitled to participate in any pension plan or defined benefit supplemental executive retirement plan of AVANGRID or entities that control, are controlled by, or are under common control with, AVANGRID (the “AVANGRID Group”). In addition, Mr. Torgerson waived, under the employment agreement, any rights he otherwise would have to payments or benefits arising under the UIL Change in Control Severance Plan II (the “CIC Plan II”).

In the event that Mr. Torgerson’s employment is terminated without “cause,” or in the event of a “constructive termination event” he is entitled to receive (i) unpaid base salary through the date of termination as well as certain other amounts owed to him (including unreimbursed business expenses, accrued but unpaid vacation and amounts payable due to participation in certain predecessor plans and the deferred compensation plans); (ii) any earned but unpaid annual short-term incentive bonus, (iii) a pro-rated short-term incentive bonus calculated as if Mr. Torgerson had been employed on the last day of the year in which he terminates, based on actual performance with respect to the achievement of AVANGRID corporate goals and the board’s (or a committee thereof) determination of Mr. Torgerson’s performance; (iv) benefits or amounts payable, on account of Mr. Torgerson’s participation in any elective deferred compensation plan determined in accordance with the terms and conditions of such plan; (v) benefits or amounts payable, on account of the Mr. Torgerson’s participation in any long-term incentive compensation plan and equity compensation plan or arrangement as determined in accordance with the terms and conditions of such plans and arrangements; (vi) lump sum severance, payable in substantially equal installments during the one (1) year period following the date of termination in

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Executive Compensation (continued)

accordance with Avangrid Service Company’s standard payroll practices, equal to one (1) times the sum of: (1) the base salary rate in effect immediately prior to the date of termination; and (2) a pro-rated short-term annual incentive compensation payment to which Mr. Torgerson would be entitled, calculated as if he had been employed on the last day of the year of his termination, and as if both personal goals and AVANGRID corporate goals had been achieved at a Good level (as defined in the plan); and (vii) subsidized COBRA coverage for a period of twelve months following the date of termination.

On a termination due to death, disability or retirement or by Mr. Torgerson on adequate notice (but not constituting a “constructive termination”), Mr. Torgerson (or his estate, as applicable) is entitled to receive the benefits described in (i) through (v) above, as well as an extension of short-term disability benefits at 50% of base salary if his length of employment is of such short duration that his short term disability benefits would otherwise expire pending the earlier determination that Mr. Torgerson is eligible to receive long-term disability benefits or termination of his employment by reason of disability. On a termination for “cause” or by Mr. Torgerson on fewer than 90 days’ notice, he would be entitled to receive only the benefits described in (i) through (iv) above.

The obligation to make payments on a separation from service is generally conditioned upon the execution and delivery by Mr. Torgerson of a full and effective release of any and all claims against any member of the AVANGRID Group and each of their respective directors, members, officers, employees, agents, and attorneys. In addition, Avangrid Service Company shall be relieved of its obligations to make severance and subsidized COBRA payments in the event that Mr. Torgerson breaches his restrictive covenants (including confidentiality, and 12-month post-employment non-competition and non-solicitation provisions) or if he breaches his disclosure and assignment of inventions and discoveries obligations under the agreement.

Richard J. Nicholas

UIL’s direct subsidiary, The United Illuminating Company, entered into an employment agreement with Mr. Nicholas, dated March 1, 2005. The agreement had an original term of two years and automatically renews for additional one-year periods unless we provide Mr. Nicholas with a 90 day notice of our decision not to renew the agreement. This agreement provides an annual base salary of $227,000, subject to upward revision by the board of UIL at such times as the salary rates of other officers are reviewed by the directors, and subject to downward revision by the board of UIL contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL. Effective April 3, 2016, Mr. Nicholas’ annual base salary became $449,500. Mr. Nicholas is also entitled to participate in UIL’s annual short-term and long-term incentive programs. Following the UIL acquisition, the company was required to assume the UIL employment agreement with Mr. Nicholas under the terms of the approved merger agreement. On March 9, 2018, Mr. Nicholas notified the Corporation of his intention to retire effective July 7, 2018. On April 25, 2018, the board of directors appointed Douglas Stuver as Senior Vice President - Chief Financial Officer, effective as of July 8, 2018.

If Mr. Nicholas (i) has his employment terminated by us without cause, or (ii) separates from service on account of our breach of his employment agreement, he will be entitled to receive certain severance and additional post-termination benefits. If Mr. Nicholas had an involuntary separation from service without cause or for good reason (including because his employment agreement was not renewed), as of December 31, 2016, Mr. Nicholas would have been entitled to the following: (i) lump sum severance equal to (A) two times the sum of his base salary plus his annual incentive compensation (at target), minus (B) his target total remuneration; (ii) his annual incentive earned for 2016 paid in a lump

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Executive Compensation (continued)

sum; (iii) his outstanding long-term incentive awards, paid after the end of the performance periods (if earned); (iv) a supplemental lump sum payment, paid from the UI SERP (defined below), that is actuarially equivalent to the amount by which the value of his accrued benefit under the UI Pension Plan (defined below) would have increased had he been credited with two (2) additional years of service; (v) two additional years of service credit for purposes of calculating his benefits payable under our retiree medical benefit plans, and; (vi) participation in our medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. Mr. Nicholas would also be entitled to payments on account of a covenant not to compete equal to one times his target total remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Code). In order to receive severance and other benefits, Mr. Nicholas is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation provisions in his employment agreement.

If Mr. Nicholas were to have an involuntary separation from service without cause or for good reason within two years following a change in control of UIL, he would be entitled to receive a lump sum severance payment equal to (A) two times the sum of his base salary plus his annual incentive compensation, minus (B) his target total remuneration. In addition, Mr. Nicholas would be entitled to (i) participate in our medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to two times the “welfare benefit supplement” amount; (iii) a supplemental lump sum payment that is actuarially equivalent to the amount by which the value of his accrued benefit under the UI Pension Plan would have increased had he been credited with two additional years of service; (iv) two additional years of service credit for purposes of calculating his benefits payable under our retiree medical benefit plans; and (v) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Code. However, as of December 31, 2016, no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In addition, our board of directors and compensation, nominating and corporate governance committee are committed to phasing out tax-gross provisions in executive employment agreements and executive compensation plans and will not include such provisions in any new agreements or plans. See the section entitled “Compensation Discussion and Analysis – No New Tax Gross-Ups.”

In order to receive severance and other benefits, Mr. Nicholas is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation restrictions in his employment agreement. Also, if Mr. Nicholas were to have an involuntary separation from service without cause or for good reason within two years following a change in control of UIL, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to the lesser of (a) two times his base salary plus annual incentive or (b) one times his target total remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Code).

If Mr. Nicholas died, retired, or otherwise terminated his employment due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro-rated to date of termination) paid in a lump sum; and (ii) any long-term incentive awards, paid at the end of the performance period (if earned). If Mr. Nicholas voluntarily terminated his employment (not on account of breach by us), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long-term incentive awards that were not yet earned. However, Mr. Nicholas has satisfied the age and service requirements for retirement. Under all termination scenarios, Mr. Nicholas (or his beneficiary) would be eligible to receive

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Executive Compensation (continued)

his vested accrued benefits under the UIL 401(k) plan, the UI Pension Plan and the UIL Deferred Compensation Plan, in accordance with their terms, and retiree medical and life insurance benefits. Under all termination scenarios, other than a termination for cause, Mr. Nicholas (or his beneficiary) would be eligible for benefits under the UI SERP, in accordance with the terms of that plan.

Robert D. Kump

Employment Agreement.

Mr. Kump entered into an employment agreement with Networks and Avangrid Service Company (formerly Iberdrola USA Management Corporation), a subsidiary of AVANGRID, dated October 1, 2010, to serve as chief executive officer of Networks. At the time of execution of this agreement, this agreement was made with the entity formerly known as Iberdrola USA, Inc., which changed its name to Iberdrola USA Networks, Inc. during a corporate reorganization in 2013 and later to Networks following the acquisition of UIL in 2015. The agreement provides for an initial base salary of $600,000 and an annual bonus opportunity with a target amount of 55% of base salary with a maximum bonus of 110% of base salary. Effective January 1, 2016, Mr. Kump’s annual base salary became $691,900. The agreement provides that Mr. Kump is eligible to participate in Strategic Bonus Plan, provides that Mr. Kump will be a participant in an employer-funded non-qualified individual account deferred compensation arrangement with annual contributions equal to 10% of base salary and provides he will participate in all employee benefit plans and incentive compensation plans made available to Networks executives, other than the Energy East Supplemental Executive Retirement Plan, the Energy East Excess Plan or any compensation or non-qualified compensation plan not explicitly reflected in the employment agreement.

In the event that Mr. Kump’s employment is terminated by Networks without “cause,” on account of “good reason,” death or disability, he shall be entitled to receive a lump sum payment equal to the sum of (i) his current base salary and (ii) an amount equal to his annual bonus for the prior year. In addition, unless Networks elects to waive Mr. Kump’s compliance with the certain provisions of the Employee Invention and Confidentiality Agreement made as of February 8, 2001 between Mr. Kump and Networks from and after the date that is six months after the date of termination, Networks shall make an additional lump sum payment to Mr. Kump equal to six months of his current base salary.

The employment agreement provides that Mr. Kump and Networks acknowledge that the Agreement and Release between Mr. Kump and Networks executed on September 25, 2009 shall remain in full force and effect, except as modified by the terms of his employment agreement. Pursuant to the Agreement and Release, Mr. Kump withdrew a notice of termination of employment from Energy East Management Corporation, a predecessor of Avangrid Service Company, in exchange for a one-time settlement payment of $1,000,000, which was paid six months and one day following the execution of the Agreement and Release. In satisfaction of all accrued benefits under and in consideration of his agreement to forego future participation in the Supplemental Executive Retirement Plan of Energy East Corporation and the Excess Benefit Plan of Energy East Corporation, Mr. Kump agreed to a lump sum payment of $3,333,241, plus investment gains on such amount, which will become payable six months and one day following the termination of Mr. Kump’s employment. Mr. Kump also may be entitled to an additional payment to offset increased taxes due as a result of increases in the applicable tax rates between 2010 and the time of payment. Under the employment agreement, Mr. Kump and Networks agree that the amount payable to Mr. Kump pursuant to such Agreement and Release shall be increased by an amount equal to the amount earned by the Energy East Management Corporation Benefit Trust on its investment of $3,333,241 in a financial

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Executive Compensation (continued)

vehicle to be selected by Networks in a commercially reasonable manner consistent with the goal of obtaining a net guaranteed level of interest without risk of loss of principal. In the event Mr. Kump’s employment is terminated by Networks for cause or by Mr. Kump without good reason and early termination or redemption fees are incurred in connection with the above-mentioned financial vehicle, the amount of such early termination or redemption fees shall be deducted from the amount otherwise payable to Mr. Kump pursuant to the employment agreement. Losses with respect to any such investment may not be passed along to Mr. Kump, and Networks guarantees that Mr. Kump shall receive not less than $3,333,241 at the time payment is due.

Daniel Alcain

Mr. Alcain is on international assignment from Iberdrola, S.A., the Corporation’s majority shareholder, which will conclude on April 30, 2018, and Mr. Alcain will return to Iberdrola, S.A. On April 25, 2018, the board of directors appointed Scott Tremble as Senior Vice President - Controller, effective as of May 1, 2018. Mr. Alcain executed a letter agreement with Iberdrola USA Management Corporation (now known as Avangrid Management Company, LLC), a subsidiary of the company, dated February 29, 2016 to act as Controller of the company. The letter provides for an annual base salary of $330,000 and participation in the company’s annual incentive program with an annual bonus opportunity of 45% to 90% of base salary. Effective January 1, 2017, Mr. Alcain’s annual base salary became $360,360. In addition, the letter provides that Mr. Alcain will receive immigration assistance, an annual housing allowance, an annual car allowance, and relocation benefits, among other benefits generally available to international assignees of Iberdrola, S.A.

Sheila Duncan

Ms. Duncan is on international assignment from Scottish Power, a wholly-owned subsidiary of Iberdrola, S.A., and executed a letter agreement with Iberdrola USA Management Corporation (now known as Avangrid Management Company, LLC), a subsidiary of the company, dated April 1, 2015 to act as Chief Human Resources Officer of the company. The letter provides for an annual base salary of $315,000 and participation in the company’s annual incentive program with an annual bonus opportunity of 45% to 90% of base salary. Effective January 1, 2017, Ms. Duncan’s annual base salary became $347,256. In addition, the letter provides that Ms. Duncan will receive immigration assistance, an annual housing allowance, an annual car allowance, and relocation benefits, among other benefits generally available to international assignees of Iberdrola, S.A.

Summary of Executive Annual Incentive Plan

In the event that a participant under the EAIP is terminated for any reason other than retirement, disability or death, such participant shall not be entitled to receive the EAIP award unless otherwise determined by the board in its sole discretion. In the event of retirement, disability or death, the participant is entitled to a prorated award based on the number of days of participation. For additional information about the EAIP, see the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive – Plan Structure” beginning on page 46.

Summary of Equity Incentive Plans

2016 LTIP

In the event that a participant under the 2016 LTIP is terminated for any reason other than death, disability, retirement, Resignation for Good Reason or termination by the company without Cause (all as defined in the 2016 LTIP), such participant shall not be entitled to receive the outstanding unvested awards. In the event of retirement, disability, death or

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Executive Compensation (continued)

Resignation for Good Reason, the participant is entitled to a prorated award based on the number of days of participation, subject to the objectives having been achieved and certain other conditions having been fulfilled. For additional information about the 2016 LTIP, see the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive” beginning on page 49.

Strategic Bonus Plan

Messrs. Kump and Alcain and Ms. Duncan participated in the 2014-2016 Strategic Bonus Plan, which grants participants shares of Iberdrola, S.A. stock based on achievement of pre-established performance metrics from 2014 to 2016. Following the completion of the UIL acquisition, the board of directors of Iberdrola, S.A. declared an early termination of the 2014-2016 Strategic Bonus Plan for participants from the company, including Messrs. Kump and Alcain and Ms. Duncan effective December 31, 2015. The payout amount will be pro-rated for the two years that had elapsed since the commencement of the 2014-2016 Strategic Bonus Plan. The level of achievement was determined as 93.2% by the Iberdrola, S.A. board on April 25, 2017, and first installment was paid on June 16, 2017. The second installment was paid on March 23, 2018. As a result of an amendment to the 2014-2016 Strategic Bonus Plan made in connection with the early termination, it was determined that the payout would be made in cash, rather than shares of Iberdrola, S.A. stock. In the event that a participant under the Strategic Bonus Plan is terminated for any reason other than retirement, disability or death, such participant shall not be entitled to receive the Strategic Bonus Plan award. In the event of termination following retirement, disability or death, the participant will receive part of the benefit in proportion to the time that such participant remained employed during the evaluation period, subject to the objectives having been achieved, a minimum participation period of one year and other conditions having been fulfilled. For additional information about the Strategic Bonus Plan, see the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive” beginning on page 49.

UIL 2008 Stock Plan

Messrs. Torgerson and Nicholas participated in the UIL 2008 Stock Plan. The awards held by these executives were subject to “double trigger” vesting provisions that would result in acceleration of these awards in the event the executive was involuntarily or constructively terminated within 24 months following a change in control of UIL. The change in control requirement for such accelerated vesting was triggered as a result of our acquisition of UIL in 2015. Therefore, the outstanding awards held by these executive under the UIL 2008 Stock Plan would have become vested in the event of such a termination.

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Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning unvested stock and equity incentive plan awards outstanding as of December 31, 2017, for each NEO:

Name			Stock Awards
	Plan Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
James P. Torgerson	2016 LTIP(2)	July 14, 2016	—	—	207,253	10,482,857
	Employment agreement	(3)	3,660	185,120
Richard J. Nicholas	2016 LTIP(2)	July 14, 2016	—	—	64,980	3,286,688
Robert D. Kump	2016 LTIP(2)	July 14, 2016	—	—	90,494	4,577,187
Daniel Alcain	2016 LTIP(2)	July 14, 2016	—	—	30,576	1,546,534
Sheila Duncan	2016 LTIP(2)	July 14, 2016	—	—	36,631	1,852,796

(1)

Amounts represent the product of the fair value as of December 31, 2017 multiplied by the number of shares subject to the awards. Amounts for 2016 LTIP awards, UIL 2008 Stock Plan awards, and Mr. Torgerson’s employment agreement are based on the December 31, 2017 closing price of AVANGRID common stock of $50.58. Amounts for 2014-2016 Strategic Bonus Plan awards are based on Iberdrola, S.A. share price of 6.234 euros and exchange rate of 1.05411 as of December 31, 2016.

(2)

Number of performance share units is based on the actual performance through December 31, 2017. The actual number of units earned (if any) will be based on performance at the end of the performance period described under “Compensation Discussion and Analysis—Details of Each Element of Compensation—Long Term Incentive.”

(3)

The outstanding restricted stock award listed for Mr. Torgerson’s employment agreement represents the unvested portion of: 2,033 shares of UIL restricted stock that vest ratably over a five year period beginning March 25, 2013; 2,196 shares of restricted stock that vest ratably over a five year period beginning March 24, 2014; and, 1,584 shares of restricted stock that vest ratably over a five year period beginning March 23, 2015, which were assumed by us upon the acquisition of UIL, at which time UIL shares were converted to company shares using a conversion factor of 1.2806

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Executive Compensation (continued)

Stock Vested

The following table provides information concerning vesting of stock awards during 2017 for each NEO:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

James P. Torgerson(2)	49,749	2,429,510

Richard J. Nicholas (2)	16,074	789,073

Robert D. Kump	—	—

Daniel Alcain	—	—

Sheila Duncan	—	—

(1)	Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the fair market value on the distribution date.

(2)

The distribution date for shares vested under the UIL 2008 Stock Plan is March 1, 2017, and includes 47,677 shares for Mr. Torgerson. In addition, Mr. Torgerson also vested in 2,072 previously-granted shares of restricted stock.

Pension Benefits

The following table sets forth information as to the NEOs regarding payments or other benefits at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

James P. Torgerson(1)	—	—	—	—
Richard J. Nicholas(2)	UI Pension Plan	16,67	884,025	0
	UI SERP	16,67	1,604,851	0

Robert D. Kump(2)	Retirement Benefit Plan for Employees of NYSEG	31.50	1,851,411	0

Daniel Alcain(1)	—	—	—	—

Sheila Duncan(1)	—	—	—	—

(1)	Mr. Torgerson and Mr. Alcain and Ms. Duncan are not eligible for participation in company pension plans.

(2)

Calculations reflect actual form of payment elections for UI SERP benefits (elected lump sum); 40% lump sum / 30% single life annuity / 30% 50J&S annuity from the UI Pension Plan. Annuities and lump sums are valued using the 12/31/2017 US GAAP disclosure assumptions, specifically a 3.63% discount rate for the NYSEG Retirement Plan, a 3.80% discount rate for the UI Pension Plan and the UI SERP, and RP2006 fully generational mortality projected with scale MP2017. For a description of the calculation of present value of the accumulated benefit, see Note 15 – Post-retirement and Similar Obligations of our consolidated financial statements for the fiscal year ended December 31, 2017 included in our 2017 Annual Report on Form 10-K

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Executive Compensation (continued)

Robert D. Kump

Mr. Kump participates in the Retirement Benefit Plan for Employees of NYSEG (the “NYSEG Pension Plan”), a defined benefit pension plan of AVANGRID’s subsidiary intended to be qualified under Section 401(a) of the Code. Non-union employees who perform at least an hour of service are eligible to participate in the plan, provided that no new non-union employees are eligible to participate after January 1, 2014. Mr. Kump’s retirement benefits under the plan is determined using the “base basic annual benefit” under the plan, generally equal the sum of: (i) the product of (a) 1.37% of the first $10,000 of “final average earnings” and (b) the number of years and monthly fractions of a year in his “period of service” not exceeding 35 years; and (ii) the product of (a) 1.65% of “final average earnings” in excess of 10,000, and (b) the number of years and monthly fractions of a year in his period of service not exceeding 35 years; and (iii) the product of (a) 1% of “final average earnings,” and (b) the lesser of (A) the amount by which the number of years and monthly fractions of a year in his period of service exceeds 35 years, and (B) five. “Final average earnings” is generally defined under the plan as the participant’s average annualized regular earnings for the 60 consecutive month period of highest earnings within the 120 month period ending with the calendar month immediately preceding the calendar month in which the participant terminates service. Benefits accrued under the plan generally vest 100% after five years of service. A participant shall generally be provided with a monthly benefit that commences with the employee’s retirement date (generally, age 65) equal to 1/12 of the employee’s basic annual benefit. The normal form of benefit is a single life annuity for unmarried participants and a 50% contingent annuity with a five year pop-up for married participants, provided that the participant may elect other forms of payment including a joint and survivor annuity, a single life annuity with ten years certain or a lump-sum payment. Participants eligible for early retirement will receive a reduced basic annual benefit upon such early retirement after attaining age 55. Benefits are unreduced at age 60 for participants with at least ten years of service.

Richard J. Nicholas

Mr. Nicholas participates in The United Illuminating Company Pension Plan (the “UI Pension Plan”), which was assumed by AVANGRID upon the acquisition of UIL. The United Illuminating Company is an operating subsidiary of UIL. Retirement benefits under the UI Pension Plan are determined by a fixed formula, based on years of service and the participant’s average annual earnings during the three years during which the person’s earnings were the highest or, if greater, the average of his or her final 36 months of compensation (“Final Average Compensation”). Under the current UI Pension Plan formula, a participant’s annual accrued benefit equals 1.6% multiplied by Final Average Compensation multiplied by Years of Benefit Service up to 30 years. A participant’s accrued benefit is calculated in the form of a single life annuity beginning at his or her normal retirement date. For purposes of computing UI Pension Plan benefits, “annual earnings” includes total compensation from us, as reported on Form W-2 for a calendar year, plus elective deferrals made during a calendar year under our cafeteria plan and/or the UIL 401(k) plan. It excludes any amounts contributed to, or the value of benefits under, any deferred compensation plan, long-term incentive plan, employee benefit or fringe benefit program, any other compensation, and cash-outs of unused vacation payable to non-union employees. Under the UI Pension Plan, a participant’s “Normal Retirement Age” means his or her 65th birthday or 5th anniversary of participation in the plan, whichever is later. The plan also permits benefits to commence on or after reaching “Early Retirement.” In order to qualify for early retirement benefits under the plan, a participant must retire after reaching at least age 55 and being credited with 10 years of vesting service. If a participant is at least age 58, and the sum of his or her age and years of service equals 88 (the “rule of 88”) when he or she retires from active employment with us, then pension benefits will not be reduced for early commencement. Pursuant to the terms of the UI Pension Plan, if a participant retires on or after May 16, 2003, having reached age 55 and before age 58, and the sum of his or

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Executive Compensation (continued)

her age and years of service equals at least 88, then the participant’s accrued benefit will be reduced by 3% for each full year by which his or her retirement date precedes age 58. If a participant with 10 years of service retires on or after age 55 and the rule of 88 is not satisfied, then the participant’s accrued benefit will be reduced by 3% for each full year by which his or her retirement precedes his Normal Retirement Date but is on or after age 58, and by an additional 4% per year by which his or her retirement is on or after age 55 and before age 58. As of December 31, 2016, Mr. Nicholas was retirement-eligible. Mr. Nicholas also participates in The United Illuminating Company Supplemental Executive Retirement Plan (the “UI SERP”), which was assumed by AVANGRID upon the acquisition of UIL. Under the terms of the UI SERP, Mr. Nicholas is entitled, upon his retirement, to a benefit equal to the difference between (A) what his annual retirement benefit would be under the UI Pension Plan, expressed as a life annuity commencing at the Participant’s Normal Retirement Date (as defined in the UI Pension Plan), without his compensation being limited by Section 401(a)(17) of the Code, and (B) what his annual benefit is under the UI Pension Plan with such compensation limit imposed. In calculating supplemental retirement benefits, short-term incentive compensation is included, but long-term incentive compensation is not. The United Illuminating Company maintains a “rabbi trust,” which contains certain insurance policies and other assets, intended to help The United Illuminating Company and UIL satisfy their respective obligations to executives under the UI SERP.

Nonqualified Deferred Compensation

The following table sets forth information as to the NEOs regarding defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance Last Fiscal Year ($)

James P. Torgerson	146,475	89,041	4,415,212	—	17,201,734

Richard J. Nicholas	—	—	149,250	—	4,045,075

Robert D. Kump	—	69,190	74,730	—	4,129,688

Daniel Alcain	—	—	—	—	—

Sheila Duncan(1)	—	—	—	—	—

(1)	Mr. Alcain and Ms. Duncan do not participate in any deferred compensation plan sponsored by the company.

Messrs. Torgerson and Nicholas participate in UIL Deferred Compensation Plan, which was assumed by AVANGRID upon the acquisition of UIL. Under the UIL Deferred Compensation Plan, executives may elect to defer certain elements of compensation. These elements include up to 85% of base salary and 100% of increases in salary, 100% of short- and long-term incentive payments, and up to 100% of restricted shares and performance shares (deferred in the form of stock units). Such deferrals are not matched by employer contributions although the UIL Deferred Compensation Plan does allow for discretionary employer contributions. Except for those deferrals deemed invested in stock units, participants in the UIL Deferred Compensation Plan are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products. The rate of the return on their investments is measured by the actual rate of return of the selected investments, reduced by fund management fees and fund expenses, and no above-market earnings are credited. Mr. Torgerson’s employment agreement

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Executive Compensation (continued)

with AVANGRID effective January 1, 2016, provides for his continued participation in the UIL Deferred Compensation Plan with annual Company Discretionary Contributions of $1,000,000 for 2016 and 15% of Mr. Torgerson’s base salary thereafter; provided, that Mr. Torgerson is employed by us on the date of each contribution.

Mr. Kump participates in the AVANGRID Deferred Compensation Plan. The AVANGRID Deferred Compensation Plan provides that AVANGRID will make annual contributions under the plan to a deferred compensation account set up for each participant in an amount set forth in a participant’s employment agreement. For each of the participating NEOs, the employment agreement provides that an annual employer contribution of 10% of base salary will be made to a non-qualified deferred compensation plan, such as the AVANGRID Deferred Compensation Plan, with a final pro-rata contribution for the year of Mr. Kump’s termination of employment based upon the portion of the year in which he works. Under the AVANGRID Deferred Compensation Plan, the participant is fully vested at all times in all contributions and earnings credited to his deferred compensation account.

Contributions to the AVANGRID Deferred Compensation Plan are notational only and earn notational investment income based on an investment vehicle selected by the AVANGRID fiduciary committee. Distribution of amounts in a participant’s deferred compensation account shall commence in the form and at the time elected by the participant. Participants must make an election as to form and timing within 30 days of becoming a participant and may not modify that election. Upon a participant’s death prior to distribution, the plan will distribute the account within 60 days following in the form elected by the participant, unless it takes longer to identify the appropriate beneficiary. If a participant dies after commencing payments, the remaining payments will be made to the designated beneficiary. Amounts will be paid in one of the following forms as timely elected by the participant: (i) a single lump sum; (ii) annual or monthly installment payments for a period of either five or ten years; (iii) a single life annuity with the participant as beneficiary unless payment is due to the death of the participant, in which case a life annuity may be payable to the participant’s beneficiary; (iv) a joint and survivor annuity, with the Participant as the primary beneficiary; or (v) any combination thereof.

Mr. Kump’s employment agreement provides that Mr. Kump and Networks acknowledge that the Agreement and Release between Mr. Kump and Networks executed on September 25, 2009 shall remain in full force and effect. Mr. Kump and Networks agree that the amount payable to Mr. Kump pursuant to such Agreement and Release shall be increased by an amount equal to the amount earned by the Energy East Management Corporation Benefit Trust on its investment of $3,333,241 in a financial vehicle to be selected by Networks in a commercially reasonable manner consistent with the goal of obtaining a net guaranteed level of interest without risk of loss of principal. In the event Mr. Kump’s employment is terminated by Networks for cause or by Mr. Kump without good reason and early termination or redemption fees are incurred in connection with the above-mentioned financial vehicle, the amount of such early termination or redemption fees shall be deducted from the amount otherwise payable to Mr. Kump pursuant to the employment agreement. Losses with respect to any such investment may not be passed along to Mr. Kump, and Networks guarantees that Mr. Kump shall receive not less than $3,333,241 at the time payment is due.

Potential Payments upon Termination or Change in Control

The amount of compensation payable to each NEO in the event of a termination of employment, or a change in control, on December 31, 2017, is described below under “– Quantification of Potential Payments upon Termination or Change in Control.” For additional explanation of payments under the various termination scenarios, see “Summary of Employment Agreements.”

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Executive Compensation (continued)

UIL CIC Plan II

The UIL Holdings Change in Control Severance Plan II (the “CIC Plan II”) provides severance benefits to Mr. Nicholas in the event of his employment is terminated without “cause” or by the executive under circumstances giving rise to a “constructive termination” during the two-year period following a change in control. AVANGRID assumed the sponsorship of the CIC Plan II upon the acquisition of UIL.

Mr. Nicholas is entitled to receive (i) a lump-sum cash severance payment equal to (A) two times the sum of his base salary plus his annual incentive compensation minus (B) his target total remuneration; (ii) benefits under UIL’s healthcare plans during the COBRA continuation period on the same terms as an active employee; (iii) a lump sum payment of two times a benefit supplement of $5,500, in lieu of continued coverage under UIL’s life insurance, disability and other employee welfare and fringe benefit plans; (iv) two additional credited years of service for the purposes of calculating benefits payable to the participant under UIL’s retiree medical benefit plans; (v) a lump sum pension supplement calculated as the difference between the pension benefit actually payable under UI Pension Plan and the pension benefit that would have been payable had the participant been credited with 2 additional years of service and (vi) a tax gross-up payment if he becomes subject to an excise tax under Section 4999 of the Code on account of any payments or benefits that are determined to constitute an “excess parachute payment” within the meaning of the Section 280G of the Code. Our board of directors and compensation, nominating and corporate governance committee are committed to phasing out tax-gross provisions in executive employment agreements, change in control agreements and executive compensation plans and will not include such provisions in any new agreements or plans. See the section entitled “Compensation Discussion and Analysis – No New Tax Gross-Ups.”

Under the CIC Plan, “cause” means the participant’s (i) commission of a serious crime, such as an act of fraud, misappropriation of funds, embezzlement, or a crime involving personal dishonesty or moral turpitude; (ii) willful failure of the participant to substantially perform his or her duties (other than by reason of incapacity due to physical or mental illness or injury); or (iii) misconduct that is demonstrably injurious to UIL or its affiliates. Under the CIC Plan, a “constructive termination” generally means a voluntary separation by the participant under any of the following circumstances without the consent of the participant: (i) a material diminution in the participant’s annual base salary, unless such reduction is part of, and consistent with, a general reduction of the compensation rates of all employees of the participant’s employing company; (ii) a material diminution in the participant’s authority, duties, or responsibilities, including the assignment of duties inconsistent in any material adverse respect with such participant’s position, duties, responsibilities and status with the participant’s employing company immediately prior to the change in control, or material diminishment in such participant’s management responsibilities, duties or powers as in effect immediately prior to the change in control, or the removal from or failure to re-elect such participant to any such position or office; (iii) a requirement that the participant relocate his or her principal place of employment by more than 75 miles from such location immediately prior to the change in control; or (iv) any other action or inaction that constitutes a material breach by the participant’s employing company (or its successor) of any agreement under which the participant provides services. Mr. Torgerson waived any rights he otherwise would have to payment or benefits arising under the CIC Plan II he would have pursuant to his employment agreement with Avangrid Service Company dated as of January 1, 2016. Mr. Torgerson waived any rights he otherwise would have to payment or benefits arising under the CIC Plan II pursuant to his employment agreement with Avangrid Service Company dated as of January 1, 2016.

2018 Proxy Statement	69

Executive Compensation (continued)

Quantification of Potential Payments upon Termination or Change in Control

The following table sets forth potential benefits that each NEO would be entitled to receive in the event that the executive’s employment with us is terminated for any reason, including a resignation without good reason, a termination without cause, resignation with good reason, and termination without cause or resignation with good reason in each case in connection with a change in control, in the event of a change in control without termination or death or disability. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the NEO’s employment had terminated, and/or a change in control occurred on December 31, 2017. “Cash Compensation” includes payments of salary, bonus, severance or death benefit amounts payable in the applicable scenario. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s termination or a change in control and accordingly, may differ from the estimated amounts set forth in the table below.

Named Executive Officer	Resignation by Executive Without Good Reason ($)	Termination by Company Without Cause ($)	Resignation by Executive with Good Reason ($)	Termination by Company Without Cause, or Resignation by Executive With Good Reason, in Connection with Change in Control ($)	Change in Control Without Termination ($)	Death/ Disability ($)
James P. Torgerson
Cash Compensation(1)	990,000	3,980,000	3,980,000	3,980,000	—	990,000
Health and Welfare Benefits(2)	—	19,608	19,608	19,608	—	—
Long-Term Incentive(3)	7,838,051	7,838,051	7,838,051	7,838,051	—	7,838,051

TOTAL	8,828,051	11,837,659	11,837,659	11,837,659	—	8,828,051

Richard J. Nicholas
Cash Compensation(1)	269,705	1,708,100	1,708,100	1,708,100	—	353,314
Health and Welfare Benefits(3)	—	28,569	28,569	39,569	—	—
Long-Term Incentive(3)	2,456,367	2,456,367	2,456,367	2,456,367	—	2,456,367
UI SERP(4)	1,601,623	1,601,623	1,601,623	1,902,580	—	1,601,623

TOTAL	4,327,695	5,794,659	5,794,659	6,106,616	—	4,411,304

Robert D. Kump
Cash Compensation(1)	5,107,034	6,144,884	6,144,884	6,144,884	—	5,798,934
Long-Term Incentive(3)	2,288,593	2,288,593	2,288,593	2,288,593	—	2,288,593
Unvested Strategic Bonus Awards(5)	782,214	782,214	782,214	782,214	782,214	782,214

TOTAL	8,177,841	9,215,691	9,215,691	9,215,691	782,214	8,869,741

Daniel Alcain
Cash Compensation(1)	—	—	—	—	—	214,054
Long-Term Incentive(3)	—	773,267	773,267	773,267	—	773,267
Unvested Strategic Bonus Awards(5)	247,199	247,199	247,199	247,199	247,199	247,199

TOTAL	247,199	1,020,466	1,020,466	1,020,466	247,199	1,234,520

Sheila Duncan
Cash Compensation(1)	—	—	—	—	—	223,459
Long-Term Incentive(3)	—	926,398	926,398	926,398	—	926,398
Unvested Strategic Bonus Awards(5)	333,427	333,427	333,427	333,427	333,427	333,427

TOTAL	333,427	1,259,825	1,259,825	1,259,825	333,427	1,483,284

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Executive Compensation (continued)

(1)	See “— Summary of Employment Agreements.” For Mr. Nicholas, see also “— UIL CIC Plan II.”

(2)	Amounts shown reflect the value of the additional benefit Messrs. Torgerson and Nicholas would have received in the event of termination per their employment agreements. In the case of a change in control, Mr. Nicholas would also receive $11,000 in lieu of continued coverage under UIL’s life insurance, disability and other employee welfare and fringe benefit plans.

(3)	See “— Summary of Equity Incentive Plans — 2016 LTIP.” Figures shown reflect the pro-rated maximum grant payable in all circumstances to Messrs. Torgerson, Nicholas and Kump due to their retirement eligibility and to Mr. Alcain and Ms. Duncan after a change in control, had their employment terminated on December 31, 2017. Payouts are subject to attaining the applicable performance criteria and the amounts shown assume maximum payout levels. Actual payments may differ and could be zero.

(4)	Amount shown for Death/Disability relates only to disability. The amount payable upon death would have been $761,858.

(5)	See “— Summary of Equity Incentive Plans — Strategic Bonus Plan.”

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Executive Compensation (continued)

CEO Pay Ratio

We believe our executive compensation program must be internally consistent and equitable and be designed to attract, retain, and motivate the most qualified professionals, in order to enable us to attain our strategic objectives. For 2017, the total compensation of James P. Torgerson, our chief executive officer (“CEO”) was $2,510,600, as shown in the Summary Compensation Table beginning on page 55, (the “CEO Compensation”). We reasonably estimate, based on the calculations described below consistent with Item 402(u) of Regulation S-K, that the ratio of the CEO Compensation to the total compensation of our median employee was 21:1.

On December 31, 2017, our measurement date for the employee population, we had 6,550 employees (whether employed on a full-time, part-time, or seasonal basis), all of whom were located in the United States. We identified the median employee using W-2 compensation as our consistently applied measure, which consisted of total cash compensation paid during 2017 and exclude any long-term incentive awards granted in 2017 for all individuals. We identified this payment information for all employees who were employed by us on the December 31, 2017 measurement date. Since all of our employees as well as our CEO are located in the United States, we did not make any cost of living adjustments in identifying the median employee. These results were then ranked, excluding the CEO, from lowest to highest, and the median employee was identified. After identifying the median employee, we calculated annual total compensation of $122,037 for such employee using the same methodology we use for our CEO Compensation.

Because the SEC rules for identifying the median of the annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our company.

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PROPOSALS

This proxy statement contains three proposals requiring shareholder action.

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Proposals

Proposal One – Election of Directors

The board recommends that the shareholders vote FOR the election of each of our 14 nominees.

Our board of directors has nominated directors Galán, Baldacci, Azagra Blázquez, Calderón Hinojosa, Chase, Elías Ayub, Folt, Lahey, Martinez Garrido, Rebollo Liceaga, Sáinz Armada, Solomont, Timm, and Torgerson to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

At the Annual Meeting, holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for election of the board’s 14 nominees.

The election of directors at the Annual Meeting will be decided by a majority of the votes cast at the Annual Meeting in person or by proxy by the holders of shares entitled to vote therein. This means that each nominee must receive more “FOR” than “AGAINST” votes at the Annual Meeting by the holders of shares of our common stock will be elected as directors. Abstentions and broker non-votes will not be counted as votes cast for such purposes. The term of any incumbent director who does not receive the affirmative vote of a majority of the shares presented or presented in person by proxy and voting at the Annual Meeting in an uncontested election must tender his resignation to the board and the board will decide, through a process managed by the compensation, nominating and corporate governance committee, whether to accept such resignation or to have such director serve on a holdover basis until a successor is appointed. An “uncontested election” is generally any meeting of shareholders at which the number of nominees does not exceed the number of directors to be elected.

Each of the directors nominated by the board has consented to serving as a nominee, being named in this proxy statement, and serving on the board if elected. Each director elected at the Annual Meeting will be elected to serve a one-year term. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present board to fill the vacancy.

Messrs. Torgerson, Chase and Lahey were selected to serve as directors pursuant to the Shareholder Agreement. If any director is unable to stand for election, our board of directors may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve. See the section entitled “Certain Relationships and Related Party Transactions – The Shareholder Agreement” for additional information beginning on page 32.

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Proposals (continued)

Proposal Two – Ratification of the Selection of KPMG as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2018

The board recommends that the shareholders vote FOR the ratification of the selection of KPMG as the company’s independent registered public accounting firm for 2018.

The audit and compliance committee has reappointed KPMG US, LLP (“KPMG”) as the independent registered public accounting firm of the company for the year ending December 31, 2018. We have been advised by KPMG that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), and complies with the auditing, quality control and independence standards and rules of the PCAOB. In March 2017, AVANGRID formally engaged KPMG as its independent registered public accounting firm for the fiscal year ended December 31, 2017. KPMG has continued to serve as AVANGRID’s independent registered public accounting firm since that time. Representatives of KPMG are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

The audit and compliance committee is responsible for the appointment, compensation, retention and oversight of the company’s independent registered public accounting firm retained to audit the company’s consolidated financial statements. In fulfilling its oversight responsibility, the audit and compliance committee carefully reviews the policies and procedures for the engagement of the independent auditor, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors and the extent to which the independent auditor may be retained to perform non-audit services. The audit and compliance committee is also directly involved with the selection, review and evaluation of the lead engagement partner and the negotiation of audit fees. The audit and compliance committee reviews the performance of the independent auditor annually. As a result of its evaluation of KPMG’s qualifications, performance and independence, the board and the audit and compliance committee believe that the continued retention of KPMG to serve as AVANGRID’s independent auditor for the year ending December 31, 2018 is in the best interests of the company and its shareholders.

The board proposes that the shareholders ratify this selection at the annual meeting, which requires the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy by the holders of shares entitled to vote therein. Abstentions will not be counted as votes cast for such purposes. Unless contrary instructions are given, shares represented by proxies solicited by the board will be voted for the ratification of the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2018. If the selection of KPMG is not ratified by the shareholders, the audit and compliance committee will reconsider the matter. Even if the selection of KPMG is ratified, the audit and compliance committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

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Proposals (continued)

Independent Registered Public Accounting Firm Engagement and Fees

The audit and compliance committee previously selected KPMG as the company’s independent registered public accounting firm for the year ending December 31, 2017. The company dismissed its previous independent registered public accounting firm, Ernst & Young, LLP (“E&Y”), effective as of March 10, 2017 upon completion of E&Y’s audit of AVANGRID’s financial statements for the year ended December 31, 2016. In connection with E&Y’s audits reports of AVANGRID’s consolidated financial statements for the years ended December 31, 2016 and 2015 and through March 10, 2017, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in its reports on such financial statements.

E&Y’s audit reports on AVANGRID’s consolidated financial statements for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that E&Y issued an adverse audit report on the effectiveness of the AVANGRID’s internal control over financial reporting as of December 31, 2016. In addition, during AVANGRID’s two most recent fiscal years prior to dismissing E&Y, the year ended December 31, 2016 and 2015 and during the interim period through March 10, 2017, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that E&Y advised AVANGRID of certain deficiencies in AVANGRID’s internal controls over financial reporting identified during E&Y’s audit of AVANGRID’s consolidated financial statements for the years ended December 31, 2016 and 2015, that individually or in the aggregate constituted a material weakness.

As disclosed in AVANGRID’s annual report on Form 10-K for the year ended December 31, 2016, management identified certain deficiencies that rose to the level of a material weakness related to: (1) the accounting for the change in the estimated useful life of certain elements of the wind farms at Avangrid Renewables, LLC, an indirect wholly-owned subsidiary of AVANGRID (“Renewables”), and other smaller deficiencies related to documentation of internal controls procedures and enhancement of review controls at Renewables, (2) the preparation of the consolidated financial statements, specifically the classification and disclosure of financial information, and (3) the measurement and disclosure of income taxes (collectively, the “2016 material weaknesses”). As a result of these material weaknesses, management concluded that, as of December 31, 2016, AVANGRID’s internal control over financial reporting was not effective.

In addition, during E&Y’s audit of AVANGRID’s consolidated financial statements for the year ended December 31, 2015, E&Y identified certain errors in the income tax and depreciation expense accounts that resulted in AVANGRID making material corrections to its income tax provision, deferred income tax liabilities, depreciation expense and accumulated depreciation balances. Certain of these adjustments related to prior periods and AVANGRID corrected the financial information such prior periods and disclosed this correction within Note 2 to its audited consolidated financial statements of its Annual Report on Form 10-K for the year ended December 31, 2015. These errors were due to the Company’s accounting personnel having insufficient time and resources combined with ineffective review controls sufficiently precise to detect errors in the financial statements and, as a result, E&Y concluded that there were material weaknesses in the Company’s internal control over financial reporting. The audit and compliance committee discussed the material weaknesses with E&Y. AVANGRID authorized E&Y to respond fully to the inquiries from KPMG concerning the material weakness. There are no limitations placed on E&Y or KPMG concerning the inquiry of any matter related to AVANGRID’s financial reporting.

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Proposals (continued)

We disclosed the matters above in a Current Report on Form 8-K filed with the SEC on March 10, 2017. We provided a copy of such report to E&Y and requested that E&Y furnish a letter addressed to the SEC stating whether it agreed with the statements made by us in such report, and if not, stating the respects in which it did not agree. We received the requested letter from E&Y and a copy of such letter was filed as an exhibit to the report.

During the years ended December 31, 2016 and 2015 and the subsequent interim period through March 10, 2017, neither AVANGRID, nor anyone on its behalf, consulted KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the financial statements of AVANGRID, and no written report or oral advice was provided to AVANGRID by KPMG that was an important factor considered by AVANGRID in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).]

Remediation Efforts Related to the 2016 Material Weaknesses

As disclosed in AVANGRID’s annual report on Form 10-K for the year ended December 31, 2016, we identified three material weaknesses in internal control over financial reporting, or the 2016 material weaknesses. AVANGRID’s management, with oversight from the audit and compliance committee, conducted the following remediation efforts that effectively remediated items 1 and 2 of the 2016 material weaknesses as of December 31, 2017:

-

Educated and re-trained internal control employees regarding internal control processes to mitigate identified risks and maintain adequate documentation to evidence the effective design and operation of such processes;

-

Implemented and enhanced controls to monitor the effectiveness of the underlying business process controls that depend on the data and financial reports generated from the relevant information systems;

-	Increased accounting personnel and internal control resources in order to devote additional time to accounting and reporting processes and controls;

-	Implemented and enhanced additional management review controls for the Renewables business and in the preparation of the consolidated financial statements;

-	Finalized implementation of controls previously designed during the third and fourth quarters of 2016 and further enhanced during 2017;

-	Implemented specific enhanced review procedures in the property, plant and equipment area at Renewables, including the estimation of useful lives; and

-

Identified and implemented internal control activities where control activities related to certain financial statement assertions could be performed at lower levels of management (e.g., completeness and accuracy of data) to allow senior management to focus their review on higher risk and technical areas.

Remediation Plans for the 2017 Material Weakness

AVANGRID’s management, with oversight from the audit and compliance committee, is actively engaged in remediation efforts to address the 2017 material weakness. The remediation plans for the 2017 material weakness include the following:

-

Further acceleration of the deadline of key activities to allow sufficient time for the execution of consolidated deferred income tax controls that were newly designed during the third and fourth quarter of 2017 that management has determined through testing are more precise;

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Proposals (continued)

-

Further increase of capabilities of income tax accounting resources to devote additional time and internal control resources to consolidated income tax accounting and reporting processes and controls; and

-

Enhancing the automation of income tax processes and controls to allow for the more timely completion and enhanced review of internal controls surrounding consolidated deferred income tax financial information and disclosures.

These improvements are targeted at strengthening AVANGRID’S internal control over financial reporting and remediating the material weakness. The remediation efforts that had been previously initiated were impacted by the required implementation of the Tax Cuts and Jobs Act of 2017 enacted by the U.S. federal government on December 22, 2017.

Nevertheless, AVANGRID remediated a number of aspects of the material weakness for the measurement and disclosure of income taxes disclosed in our annual report on Form 10-K for the year ended December 31, 2016 including the following:

-	Implemented enhanced review procedures through the completion of a full risk assessment for income taxes and enhanced the design of controls for an increased level of precision;

-	Accelerated all key activities within the income tax accounting and reporting process and controls;

-	Educated and re-trained income tax employees regarding internal controls;

-	Increased certain capabilities of income tax accounting resources to devote additional time and internal control resources; and

-	Identified areas where income tax control activities could be performed at lower levels of management to allow senior management to focus their review on higher risk and technical areas.

AVANGRID remains committed to an effective internal control environment and management believes that these actions, and the improvements management expects to achieve as a result, will remediate the material weakness. However, the material weakness in our internal control over financial reporting will not be considered remediated until the controls operate for a sufficient period of time and management has concluded, through testing that these controls operate effectively. AVANGRID currently expect that the remediation of this material weakness will be completed by December 31, 2018.

Audit and Compliance Committee Pre-Approval Policy and Procedures

The audit and compliance committee must be informed of and authorize any audit and non-audit services and relationships with our independent registered public accounting firm, consistent with procedures adopted by the audit and compliance committee, which must be in compliance with applicable law, regulations, and NYSE rules. In conducting reviews of audit and non-audit services, the audit and compliance committee will determine whether the provision of such services would impair the independent registered public accounting firm’s independence and will only authorize services that it believes will not impair such firm’s independence. All services rendered by KPMG in 2017 were authorized pursuant to this process.

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Proposals (continued)

Independent Registered Public Accounting Firm Fees

For the years ended December 31, 2016 and December 31, 2017, AVANGRID paid E&Y and KPMG, respectively, the following fees for services rendered:

Audit Fees and Expenses	2017	2016
Audit Fees(1)	$16,348,000	$16,161,062
Audit-Related fees(2)	315,000	195,000
All Other Fees(3)	—	2,500

Total Fees and Expenses	$16,663,000	$16,358,562
(1)

Audit Fees relate to the audit of the company’s annual consolidated financial statements for the years ended December 31, 2017 and 2016 and for review of the quarterly financial statements. Audit Fees and Expenses also include the audits of Networks and its wholly owned subsidiaries, NYSEG, RG&E, CMP, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation, and The Berkshire Gas Company for the year ended December 31, 2017 and 2016, including statutory filings for regulatory filing purposes. It also includes work performed to attest and report on the Sarbanes-Oxley Act of 2002, Section 404 compliance for the Networks consolidated financial statements arising under a regulatory requirement for such entity and its subsidiaries.

(2)

Audit-Related Fees include comfort letter fees for the year ended December 31, 2017 and audit reports required to be issued on subsidiary employee benefit plans and comfort letter fees for the year ended December 31, 2016.

(3)	All Other Fees include fees for a license for access to an accounting standards research tool in 2016.

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Proposals (continued)

Proposal Three – Advisory Approval of Our Named Executive

Officer Compensation

The board recommends that the shareholders vote FOR the non-binding resolution to approve our named executive officer compensation as disclosed in this proxy statement.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers (“say on pay” vote) as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this proxy statement. In connection with this proposal the board encourages shareholders to read the Compensation Discussion and Analysis section beginning on page 40 for additional details about our executive compensation program, including information about the fiscal year 2017 named executive officer compensation.

Our executive compensation program is designed to effectively reward performance, while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate the most qualified professionals in a way that aligns with our long-term business goals and values, without motivating or rewarding excessive risk-taking. Compensation for the named executive officers primarily consists of base salary, annual incentive, and long-term incentive. Other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans and other benefits offered to employees generally are also considered in order to evaluate the entire compensation package offered to executives.

We value the feedback provided by our shareholders. At our 2017 annual meeting, over 99% of the votes cast were in favor of our named executive officer compensation. We have discussions with our shareholders on an ongoing basis regarding various corporate governance topics, including executive compensation, and take into account the views of our shareholders regarding the design and effectiveness of our executive compensation program. As an advisory vote, this proposal is not binding on us, the board or the compensation, nominating and corporate governance committee. However, the board and compensation, nominating and corporate governance committee value the opinions expressed by our shareholders and will carefully consider the outcome of the vote proposal in future decisions on executive compensation. This non-binding resolution will be approved if it receives the affirmative vote of a majority of the votes cast in person or by proxy by the holders of shares entitled to vote therein. Abstentions and broker non-votes will not be counted as votes cast for such purposes.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

2018 Proxy Statement	80

Other Information

This section includes additional information about the Annual Meeting and other general information.

2018 Proxy Statement	81

Other Information

Report of the Audit and Compliance Committee

On behalf of the board, the audit and compliance committee oversees the operation of AVANGRID’s system of internal controls in respect of the integrity of its financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of its independent registered public accounting firm. The audit and compliance committee’s function is one of oversight, recognizing that AVANGRID’s management is responsible for preparing its financial statements, and the company’s independent registered public accounting firm is responsible for auditing those financial statements. Consistent with this oversight responsibility, the audit and compliance committee has reviewed and discussed with management the audited financial statements of AVANGRID for the year ended December 31, 2017, and management’s assessment of internal control over financial reporting as of December 31, 2017.

The audit and compliance committee has also discussed with KPMG US, LLP (“KPMG”) the matters required to be discussed by the applicable Public Company Accounting Oversight Board (the “PCAOB”) rules. The audit and compliance committee has also received the written disclosures in the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s independence and has discussed with them, and considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

AVANGRID also has an internal audit department that reports to the audit and compliance committee. The audit and compliance committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year. The audit and compliance committee discussed with the company’s internal auditors and KPMG the overall scope and plans for their respective audits. The audit and compliance committee met with the internal auditors and KPMG to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on these reviews and discussions, the audit and compliance committee recommended to the board that AVANGRID’s audited financial statements for the year ended December 31, 2017, be included in its annual report on Form 10-K for the fiscal year then ended. The audit and compliance committee has selected KPMG as our independent registered public accounting firm for the year ending December 31, 2018, and has asked the shareholders to ratify the selection.

Audit and Compliance Committee

Alan D. Solomont (Chair) • Carol L. Folt • Elizabeth Timm

This Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Report of the Audit and Compliance Committee by reference therein.

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Other Information (continued)

Equity Compensation Plan Information

The following table shows information relating to the number of shares authorized for issuance under the company’s equity compensation plans as of December 31, 2017, including the UIL 2008 Stock Plan and the UIL Deferred Compensation Plan (collectively, the “UIL stock plans”), which are equity compensation plans assumed by us (and which were not subsequently voted on by our shareholders) in connection with our acquisition of UIL in December 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (column (a))		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans
Approved by shareholders of AVANGRID	1,252,893	(2)	—	1,247,107
Not approved by shareholders of AVANGRID(1)	617,176	(3)	—	—
Total	1,870,069		—	1,247,107

(1)

In connection with the acquisition of UIL, each award of restricted UIL common stock granted under the UIL stock plans that was outstanding and unvested or otherwise subject to forfeiture or other restrictions immediately prior to the effective time of the acquisition (which are referred to as restricted shares), other than those restricted shares that vested by their terms upon the effective time of the acquisition, converted into the right to receive the number of validly-issued restricted shares of our common stock equal to the product (rounded up to the nearest whole number) of the number of such restricted shares multiplied by the equity exchange factor of 1.2806. Any restricted shares of our common stock received remain subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the corresponding UIL restricted shares immediately prior to the effective time of the acquisition.

(2)	Represents performance units to be issued upon satisfaction of applicable performance and service requirements.

(3)	Represents 485,810 shares of deferred restricted stock and 131,366 performance shares to be issued upon satisfaction of applicable performance and service requirements.

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Other Information (continued)

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to the company regarding the beneficial ownership of its common stock as of April 13, 2018, by (i) each person known by the company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers and (iv) all of our executive officers and directors serving as of April 13, 2018, as a group. Unless otherwise stated, the address of each named executive officer and director is c/o Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477. The persons listed below have sole voting and investment power as to all shares indicated unless otherwise noted.

Name	Total number of shares beneficially owned and nature of beneficial ownership	Percent of outstanding shares of common stock owned	Of total number of shares beneficially owned, number of deferred shares
Iberdrola, S.A(1)	252,235,232	81.5
Ignacio Sánchez Galán	106,400	*	—
Daniel Alcain	—	—	—
John E. Baldacci	200	*	—
Pedro Azagra Blázquez	—	—	—
Felipe de Jesús Calderón Hinojosa	—	—	—
Arnold L. Chase(2)	506,143	*	—
Sheila Duncan	—	—	—
Alfredo Elías Ayub	—	—	—
Carol L. Folt	—	—	—
Robert D. Kump	—	—	—
John Lahey	93,630	—	—
Santiago Martinez Garrido	—	—	—
Richard J. Nicholas	149,232	*	83,479
Juan Carlos Rebollo Liceaga	—	—	—
José Sáinz Armada	—	—	—
Alan D. Solomont	2,264	*	—
Elizabeth Timm	1,366	*	—
James P. Torgerson	429,009	*	292,205
All directors and executive officers as a group (24 persons)	1,305,461	*	380,301

*	The percentage of shares beneficially owned by such director or named executive officer does not exceed one percent of the outstanding shares of common stock.

(1)

Information with respect to Iberdrola, S.A. was obtained from a Schedule 13G filed with the SEC on February 12, 2016. Iberdrola, S.A.’s address is c/o Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

(2)

Shares reported as beneficially owned by Mr. Chase include 459,304 shares directly held by Mr. Chase with respect to which he holds sole voting and investment power; 44,166 shares directly held by The Sandra and Arnold Chase Family Foundation, Inc., a charitable foundation of which Mr. Chase serves as a director, president and chief executive officer, and with respect to which he may be deemed to hold shared voting and investment power; 498 shares of AVANGRID common stock held by The Arnold Chase Family, LLC, of which Mr. Chase serves as manager and may be deemed to hold shared voting and investment power; and 2,175 shares of AVANGRID common stock held by Mr. Chase’s spouse.

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Other Information (continued)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires AVANGRID’s directors, certain of its officers and persons who beneficially own more than 10% of the outstanding shares of AVANGRID’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on AVANGRID’s review of copies of such reports, and on written representations from such reporting persons, AVANGRID believes that in 2017 all such reporting persons filed the required reports on a timely basis in accordance with Section 16(a), except for the late filings of Form 4 on behalf of Mr. Marone with respect to the disposition of 1,370.846 shares held pursuant to the reallocation of assets held in his 401(k) plan on February 24, 2017, and the acquisition of 1,065 shares on November 1, 2017.

Date for Submission of Proposals by Shareholders

Shareholders who intend to present proposals for action at the 2019 annual meeting of shareholders are advised that such proposals must be received at our principal executive offices by December 28, 2018, which is the 120th day prior to the first anniversary of the date on which this proxy statement was first released to our shareholders in connection with the 2018 annual meeting, and must satisfy the conditions established by the SEC for such purpose in order to be included in the proxy statement and form of proxy for that meeting.

Written notice of proposals of shareholders to be considered at the 2019 annual meeting without inclusion in next year’s proxy statement must be received on or before March 13, 2019, which is the 45th day prior to the first anniversary of the date on which this proxy statement was first released to our shareholders in connection with the 2018 annual meeting. If a notice is received after March 13, 2019, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the proxy statement. Notices of intention to present proposals at the 2019 annual meeting should be addressed to R. Scott Mahoney, Senior Vice President – General Counsel, Secretary and Chief Compliance Officer, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

2018 Proxy Statement	85

Other Information (continued)

Frequently Asked Questions

Why am I receiving these proxy materials?

The proxy materials include our notice of annual meeting of shareholders, proxy statement and 2017 annual report. If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instructions form for the annual meeting. Our board of directors has made these materials available to you in connection with the solicitation of proxies by the board. The proxies will be used at our annual meeting, or any adjournment or postponement thereof. We made these materials available to shareholders beginning on or about April 27, 2018.

Our shareholders are invited to attend the 2018 annual meeting and vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may vote by completing, signing, dating and returning a proxy card or by executing a proxy via the internet or by telephone.

How can I access the proxy materials on the internet?

In accordance with SEC rules, we are using the internet as the primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a Notice of Internet Availability of the Proxy Materials (the “Notice”) with instructions for accessing the proxy materials including the notice of annual meeting of shareholders, proxy statement and 2017 annual report, via the internet and voting via the internet or by telephone. The Notice was mailed on or about April 27, 2018. The Notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxydocs.com/AGR.

The Notice provides you with instructions regarding how to:

•	view the proxy materials for the annual meeting on the internet and execute a proxy; and

•	instruct us to send future proxy materials to you in printed form or electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can vote?

Only shareholders of record of our common stock at the close of business on April 13, 2018 (the “record date”), may vote, either in person or by proxy, at the annual meeting. On the record date, we had 309,572,290 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. There are no other voting securities of the company outstanding.

How do I know if I am a beneficial owner of shares?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The

2018 Proxy Statement	86

Other Information (continued)

organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instructions form.” If you request printed copies of the proxy materials by mail, you will receive a voting instructions form.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the annual meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the internet prior to 11:59 p.m., Eastern Time, on June 6, 2018
•	Giving timely written notice to the corporate secretary of our company
•	Delivering a timely later-dated proxy
•	Voting in person at the annual meeting

If you hold your shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting in person via legal proxy at the annual meeting.

How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, the holders of a majority of the shares of the common stock outstanding as of April 13, 2018, must be present at the annual meeting in person or by proxy. This is referred to as a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. Your shares will be counted as present at the annual meeting if you do one of the following:

•	Vote via the internet or by telephone

•	Return a properly executed proxy by mail (even if you do not provide voting instructions)

•	Attend the annual meeting and vote in person

We urge you to vote in advance of the annual meeting by voting by Internet, telephone or mail but you may vote in person by attending the annual meeting. If you do not hold your shares directly in your own name and your shares are held in the name of a brokerage firm or other nominee you must bring a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, your shares will not be voted if you do not vote them or provide a proxy. If your shares are held in the name of a brokerage firm or other nominee, under NYSE rules, your broker may vote your shares on “routine” matters even if you do not provide a proxy. The only routine matter to be voted on at the 2018 annual meeting is the ratification of the selection of our independent registered public accounting firm for the current calendar year. If a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the annual meeting for purposes of establishing a quorum and will count as “FOR” votes or “AGAINST” votes,

2018 Proxy Statement	87

Other Information (continued)

as the case may be, depending on how the broker votes. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the annual meeting for quorum purposes and will be voted in connection with the selection of KPMG as our independent public accounting firm for the current year, but will not count as a “FOR” vote for any other matter, including the election of directors.

What are broker non-votes?

A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee that holds our common stock for a beneficial owner returns a proxy to us but cannot vote the shares it holds as to a particular matter because it has not received voting instructions from the beneficial owner and the matter to be voted on is not “routine” under the NYSE rules.

What if I return my proxy but do not provide voting instructions?

If you hold your shares directly in your own name, and you sign and return your proxy card (including over the internet or by telephone) but do not include voting instructions, your proxy will be voted as the board recommends on each proposal.

What vote is required to adopt each of the proposals?

Each share of our common stock outstanding on the record date is entitled to one vote on each of the 14 director nominees and one vote on each other matter.

•

Proposal One: Election of directors – In an uncontested elections, directors receiving an affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. An “uncontested election” is generally any meeting of shareholders at which the number of nominees does not exceed the number of directors to be elected. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Broker non-votes will not be counted as present and are not entitled to vote on this proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes.

•

Proposal Two: Ratification of KPMG as independent auditor for 2018 – The affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy by the holders of shares entitled to vote therein is required to ratify the audit and compliance committee’s appointment of KPMG as the company’s independent auditors for 2018. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal. Abstentions will not be counted as votes cast for such purposes.

•

Proposal Three: Advisory resolution to approve named executive officer compensation – Approval of the advisory resolution to approve named executive officer compensation requires the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy by the holders of shares entitled to vote therein. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Abstentions and broker non-votes will not be counted as votes cast for such purposes.

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Other Information (continued)

When will the voting results be announced?

We will announce preliminary voting results at the annual meeting. We will report final results on our website at www.avangrid.com and in a filing with the SEC on a Form 8-K.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi Partners LLC (Okapi) toll free at (855) 208-8902.

Additional Information

Annual meeting admission

Only shareholders and certain other permitted attendees may attend the annual meeting. Admission to the annual meeting will be on a first-come, first-served basis. Proof of AVANGRID stock ownership as of the record date, along with photo identification, will be required for admission. Shareholders holding shares in an account at a brokerage firm, bank, broker-dealer or other similar organization (“street name” holders) will need to bring a copy of a brokerage statement reflecting their share ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags or packages will be permitted at the annual meeting.

Our principal executive office

The company’s principal executive office is located at 180 Marsh Hill Road, Orange, Connecticut 06477.

Expenses of solicitation

We pay all costs of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, proxy statement and proxy. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone or by other electronic means. We may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition, Okapi has been retained to aid in the solicitation. Its fees for this solicitation are not expected to exceed $7,500 exclusive of expenses.

Householding

To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on the SEC rules that permit us to deliver only one set of proxy materials, including our proxy statement, our 2017 annual report and the Notice, to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each shareholder retains a separate right to vote on all matters presented at the annual meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of the 2017 annual report or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials, please mail your request to Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

2018 Proxy Statement	89

Other Information (continued)

Other Business

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

Availability of Proxy Materials

Our 2017 annual report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2017 annual report on Form 10-K are available at our website at www.avangrid.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxydocs.com/AGR. If you did not receive this proxy statement or our annual report on Form 10-K by mail, one will be provided to you without charge, if you request it in writing. Please direct your written requests to R. Scott Mahoney, Senior Vice President – General Counsel, Secretary and Chief Compliance Officer, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477. The company’s copying costs will be charged if exhibits to the 2017 annual report on Form 10-K are requested.

The information provided on the company’s website (www.avangrid.com) is referenced in this proxy statement for information purposes only. The information on the company’s website shall not be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the SEC.

R. SCOTT MAHONEY

Senior Vice President –

General Counsel and Secretary;

Chief Compliance Officer

April 27, 2018

2018 Proxy Statement	90

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on June 7, 2018:

The notice of annual meeting of shareholders, proxy statement,

and 2017 annual report are available at www.proxydocs.com/AGR

.

2018 Proxy Statement	91

Annex A – Non-GAAP Financial

Measures

2018 Proxy Statement	A-1

Annex A – Non-GAAP Financial Measures

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we consider certain non-GAAP financial measures that are not prepared in accordance with U.S. GAAP, including adjusted net income and adjusted earnings per share. The non-GAAP financial measures we use are specific to AVANGRID and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries because it eliminates the impact of financing and certain non-cash charges. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We define adjusted net income as net income adjusted to reflect the full 12-month period of results for UIL and to exclude restructuring charges, gain on the sale of equity method and other investment, other than temporary impairment of equity method and other investments, costs related to the merger with UIL, mark-to-market adjustments to reflect the effect of mark-to-market changes in the fair value of derivative instruments used by AVANGRID to economically hedge market price fluctuations in related underlying physical transactions for the purchase and sale of electricity, loss from held for sale measurement, impact of the Tax Act, and adjustments for the non-core gas storage businesses. We believe adjusted net income is more useful in understanding and evaluating actual and projected financial performance and contribution of AVANGRID core lines of business and to more fully compare and explain our results. Additionally, we evaluate the nature of our revenues and expenses and adjust to reflect classification by nature for evaluation of our non-GAAP financial measures as opposed to by function. The most directly comparable U.S. GAAP measure to adjusted net income is net income. We define adjusted earnings per share, or adjusted EPS, as adjusted net income converted to an earnings per share amount.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, AVANGRID’s U.S. GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to AVANGRID, and should be considered only as a supplement to AVANGRID’s U.S. GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools. Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with U.S. GAAP.

2018 Proxy Statement	A-2

Annex A – Non-GAAP Financial Measures (continued)

Reconciliation of Adjusted Net Income

The following table provides a reconciliation between net income attributable to Avangrid and adjusted net income by segment after the full 12-month period of results for UIL, after excluding restructuring charges, gain on the sale of equity method and other investment, other than temporary impairment on equity method and other investments, costs related to the merger with UIL, loss from held for sale measurement, impact of the Tax Act and from mark-to-market activities in Renewables and Gas storage business, and after adjustments to reflect the classification of revenues and expenses by nature.

	Year Ended December 31, 2017
	Total	Networks	Renewables	Corporate*	Gas Storage
	(in millions)
Net Income (Loss) Attributable to Avangrid	$381	$496	$333	$60	$(508)

Adjustments:
Mark-to-market adjustments – Renewables	15	—	15	—	—
Restructuring charges	20	20	—	—	—
Loss from held for sale measurement	642	—	—	—	642
Impact of the Tax Act	(328)	(2)	(301)	(5)	(20)
Impairment of equity method investment	49	—	49	—	—
Income tax impact of adjustments(1)	(162)	(8)	24	—	(179)
Gas Storage, net of tax	64	—	—	—	64

Adjusted Net Income	$682	$507	$120	$55	$—

(1)

Income tax impact of adjustments: $(5) million from mark-to-market adjustment, $(8) million from restructuring charges, $(13) million from OTTI on an equity method investment, $(179) million from loss from held for sale measurement and $43 million from adjustment to unitary income taxes as a result of expected future sale of Gas for the year ended December 31, 2017.

2018 Proxy Statement	A-3

Annex A – Non-GAAP Financial Measures (continued)

Reconciliation of Adjusted EPS

The following tables provide a reconciliations between net income attributable to Avangrid and adjusted net income (non-GAAP), and EPS attributable to Avangrid and adjusted EPS (non-GAAP) after reflecting the full 12-month period of results for UIL, after excluding restructuring charges, gain on the sale of equity method and other investments, other than temporary impairment on equity method and other investment, costs related to the merger with UIL, loss from held for sale measurement, impact of the Tax Act, and from mark-to-market activities in Renewables and Gas storage business.

Year Ended December 31, 2017
Networks	1.60
Renewables	1.07
Corporate (1)	0.19
Gas Storage	(1.64)

Earnings Per Share	1.23
Adjustments:
Impairment of equity method and other investment (2)	0.16
Restructuring charges (3)	0.07
Mark-to-market adjustments - Renewables (4)	0.05
Loss from held for sale measurement (5)	2.08
Impact of the Tax Act (6)	(1.06)
Income tax impact of adjustments	(0.52)
Gas Storage, net of tax	0.21

Adjusted Earnings Per Share	2.20

(1)	Includes corporate and other non-regulated entities as well as intersegment eliminations.
(2)	Includes OTTI on equity method investment recorded in 2017.
(3)

Restructuring and severance related charges relate to costs resulted from restructuring actions involving initial targeted voluntary workforce reductions and related costs in our plan to vacate a lease, predominantly within the Networks segment.

(4)

Mark-to-market adjustments relate to changes in the fair value of derivative instruments used by AVANGRID to economically hedge market price fluctuations in related underlying physical transactions for the purchase and sale of electricity and gas.

(5)	Represents loss from measurement of assets and liabilities held for sale in connection with the committed plan to sell the gas trading and storage businesses.
(6)	Represents the impact from measurement of deferred income tax balances as a result of the Tax Act enacted by the U.S. federal government on December 22, 2017.

2018 Proxy Statement	A-4

ANNUAL MEETING OF AVANGRID, INC. Date: JUNE 7, 2018 Time: 10:30 A.M. (EDT) Place: WilmerHale, 60 State Street, Boston, Massachusetts Please make your marks like this: Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR all the nominees listed and FOR Proposals 2 and 3. 1: Election of Directors. For Against Abstain 01 Ignacio Sánchez Galán 02 John E. Baldacci 03 Pedro Azagra Blázquez 04 Felipe de Jesús Calderón Hinojosa 05 Arnold L. Chase 06 Alfredo Elías Ayub 07 Carol L. Folt 08 John L. Lahey 09 Santiago Martinez Garrido 10 Juan Carlos Rebollo Liceaga 11 José Sáinz Armada 12 Alan D. Solomont 13 Elizabeth Timm 14 James P. Torgerson For Against Abstain 2: Ratification of the selection of KPMG US LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2018. 3: Advisory approval of our Named Executive Officer Compensation. For Against Abstain To attend the meeting, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Annual Meeting of AVANGRID, INC. to be held on Thursday, June 7, 2018 This proxy is being solicited on behalf of the Board of Directors INTERNET VOTE BY: TELEPHONE 866-509-1042 www Go To .proxypush.com/agr Cast your vote online. View Meeting Documents. OR Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. OR MAIL Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints R. Scott Mahoney and Richard J. Nicholas as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Avangrid, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3. All votes must be received by 11:59 P.M., Eastern Daylight Time, June 6, 2018. All votes for Plan participants must be received by 11:59 P.M., Eastern Daylight Time, June 4, 2018. PROXY TABULATOR FOR AVANGRID, INC. P.O. BOX 8016 CARY, NC 27512-9903 Please separate carefully at the perforation and return just this portion in the envelope provided. EVENT # CLIENT #

Proxy – Avangrid, Inc. Annual Meeting of Shareholders June 7, 2018, 10:30 a.m. (Eastern Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints R. Scott Mahoney and Richard J. Nicholas (the “Named Proxies”) as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Avangrid, Inc., a New York corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the WilmerHale, 60 State Street, Boston, Massachusetts, on June 7, 2018 at 10:30 a.m. Eastern Daylight Time and all adjournments or postponement thereof. The purpose of the Annual Meeting is to take action on the following: 1. Elect 14 Directors; 2. Advisory approval of our named executive officer compensation; 3. Ratification of the selection of KPMG US LLP as our Independent Registered Public Accounting Firm; and 4. Transact such other business as may properly come before the Annual Meeting or any adjournment of postponement of the Annual Meeting The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” each proposal. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. Please separate carefully at the perforation and return just this portion in the envelope provided. To attend the meeting, please mark this box.